SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒                            Filed by a Party other than the registrant ☐

Check the appropriate box:

☒	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material under § 240.14a-12.

Medco Health Solutions, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies.

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

David B. Snow, Jr. Chairman & CEO	Medco Health Solutions, Inc. 100 Parsons Pond Drive Franklin Lakes, NJ 07417

April 8, 2008

Dear Fellow Shareholders:

On behalf of the Board of Directors of Medco Health Solutions, Inc., I cordially invite you to attend our 2008 Annual Meeting of Shareholders, which will be held on Thursday, May 22, 2008 at 9:00 a.m. at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677.

The purposes of this meeting are to (i) elect three directors; (ii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2008 fiscal year; (iii) approve and ratify an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 1,000,000,000 shares to 2,000,000,000 shares; (iv) consider a shareholder proposal, if presented at the Annual Meeting; and (v) act upon such other matters as may properly come before the Annual Meeting. The Notice of 2008 Annual Meeting of Shareholders and Proxy Statement contain more information about these proposals.

I encourage each of you to vote your shares through one of the three convenient methods described in the enclosed Proxy Statement, and if your schedule permits, to attend the meeting. Your vote is important, so please act at your first opportunity.

We have elected to furnish proxy materials and our Annual Report to many of our stockholders over the Internet pursuant to new Securities and Exchange Commission rules. The Internet availability of our proxy materials affords us an opportunity to reduce costs, to provide stockholders the information they need and to reduce the environmental impact of our Annual Meeting. On or about April 8, 2008, we mailed to many of our U.S. and Canadian stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and how to vote online along with instructions on how to receive a printed copy of the Proxy Statement and Annual Report. All other stockholders received a copy of the Annual Meeting materials by mail or, if specifically requested, through electronic delivery.

If you received your Annual Meeting materials by mail, the Annual Report, Notice of 2008 Annual Meeting of Shareholders, Proxy Statement and Proxy Card from our Board of Directors are enclosed. Whether or not you plan to attend the Annual Meeting in person, please mark, sign, date and return your Proxy Card in the enclosed postage-paid envelope, or vote via telephone or the Internet, as soon as possible. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by voting in person at the Annual Meeting. If you received your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the Proxy Statement and Annual Report on the Internet, which are both available at www.medco.com/investor.

Thank you for your confidence and continued interest in Medco.

Sincerely,

David B. Snow, Jr.

Chairman of the Board and

Chief Executive Officer

Medco Health Solutions, Inc.

100 Parsons Pond Drive

Franklin Lakes, New Jersey 07417

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Medco Health Solutions, Inc., a Delaware corporation (the “Company”), will be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677, on May 22, 2008 at 9:00 a.m., for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

(1) To elect three Class II directors to the Board of Directors, to serve until the 2010 Annual Meeting of Shareholders or until their respective successors shall have been duly elected and qualified;

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2008 fiscal year;

(3) To approve and ratify an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 1,000,000,000 shares to 2,000,000,000 shares;

(4) To consider a shareholder proposal, if presented at the Annual Meeting; and

(5) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on March 26, 2008 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. All shareholders are cordially invited to attend the Annual Meeting in person. A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder, for any purpose germane to the meeting, at the location of the Annual Meeting on May 22, 2008 and during ordinary business hours for ten days prior to the meeting at our headquarters located at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, if you received your Annual Meeting materials by mail, please mark, sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. You also have the option of voting your shares on the Internet or by telephone. Please visit the website shown on your Notice of Internet Availability of Proxy Materials for the 2008 Annual Meeting (your “Notice”) or Proxy Card to vote via the Internet. You may also use the toll-free telephone number shown at the website address listed on the Notice or on your Proxy Card. Should you receive more than one Proxy Card because your shares are registered in different names and addresses, each Proxy Card should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy in the manner described in the Proxy Statement at any time prior to it being voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will automatically be revoked, and only your vote at the Annual Meeting will be counted.

The accompanying Proxy Statement and Proxy Card are being distributed or made available via the Internet beginning on or about April 8, 2008 to shareholders entitled to vote.

By Order of the Board of Directors,

Thomas M. Moriarty

General Counsel, Secretary and

Senior Vice President,

Pharmaceutical Contracting

Franklin Lakes, New Jersey

April 8, 2008

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished to the shareholders of record of Medco Health Solutions, Inc., a Delaware corporation (the “Company” or “Medco”), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, for use at the Annual Meeting of Shareholders to be held on May 22, 2008 (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677. These proxy solicitation materials are first distributed or made available via the Internet to stockholders on or about April 8, 2008.

Admission to the Annual Meeting

Only record or beneficial owners of the Company’s common stock (“Common Stock”) may attend the Annual Meeting in person. You will need an admission ticket or proof of ownership to enter the Annual Meeting. An admission ticket is attached to your Proxy Card if you hold shares directly in your name as a shareholder of record. If you received a Notice, your Notice is your admission ticket. If you plan to attend the Annual Meeting, please vote your proxy, but keep the admission ticket and bring it with you to the Annual Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record, you must present proof of your ownership of Common Stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Common Stock, to:

Investor Relations Department

Medco Health Solutions, Inc.

100 Parsons Pond Drive, Mail Stop F3-3

Franklin Lakes, New Jersey 07417

Shareholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the Annual Meeting. No cameras, recording equipment, large bags or packages will be permitted in the Annual Meeting.

Electronic Access to the Annual Meeting

You may listen to the Annual Meeting via the Internet through the Investor Relations link on the Company’s website at www.medco.com/investor. Please go to the Company’s website early to register and download any necessary audio software. If you miss the Annual Meeting, you can view an audio replay of the webcast at www.medco.com/investor until on or about May 22, 2009. You do not need to attend the Annual Meeting to vote if you submit your proxy in advance of the Annual Meeting.

Voting

Shareholders may vote using any of the following methods:

By telephone or on the Internet

You can vote by calling the toll-free telephone number on your Proxy Card or Notice. Please have your Proxy Card or Notice in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 pm. Eastern Daylight Time on May 21, 2008. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your Proxy Card.

By mail

If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors.

In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Tabulation of Votes

The specific proposals to be considered and acted upon at the Annual Meeting are listed in the accompanying Notice of 2008 Annual Meeting of Shareholders and are described in more detail in this Proxy Statement. As of March 26, 2008, the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting,                      shares of Common Stock, par value $0.01, were issued and outstanding. No shares of the Company’s preferred stock, par value $0.01 (the “Preferred Stock”), were outstanding. Each shareholder is entitled to one vote for each share of Common Stock held by such shareholder on March 26, 2008.

The presence in person or by proxy of the holders of one-third of the outstanding shares of stock entitled to vote on a matter at the Annual Meeting is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. The inspector of election appointed for the meeting will separately tabulate all affirmative and negative votes, abstentions and “broker non-votes.” Abstentions and “broker non-votes” are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of directors, the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm and the proposed amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares, even if the record holder does not receive voting instructions from you within 10 days of the Annual Meeting. The record holder may not vote on the shareholder proposal absent instructions from you. Without your voting instructions, a broker non-vote will occur. If you hold shares through a bank, broker, or other financial institution, follow the voting instructions you receive from that institution.

Voting Requirements

Following are the votes required to approve each matter to be considered by shareholders at the Annual Meeting:

Election of Directors. In January 2008, the Board of Directors approved an amendment to the Company’s Bylaws, which changed the vote standard for the election of directors in uncontested elections from a plurality standard to a majority of votes cast standard. As a result, each director must be elected by a majority of the votes cast by the shareholders represented in person or by proxy at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that Director (with abstentions and broker non-votes not counted as a vote cast with respect to that Director). The Board of Directors has amended the Company’s Corporate Governance Guidelines to require any incumbent director who is not elected to the Board of Directors in an uncontested election to promptly tender his or her resignation.

All Other Matters. The affirmative vote of the majority of the shares of common stock present in person or by proxy at the Annual Meeting is required for the proposals ratifying the selection of our independent registered public accounting firm, amending the Company’s Certificate of Incorporation to provide for an increase in the number of authorized shares and acting on the shareholder proposal. In each of these matters, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes will have no impact on these proposals since shares that have not been voted by brokers are not considered “shares present” for voting purposes.

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their Proxy Cards. Such comments are then forwarded to the Company’s management.

There are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote in accordance with their best judgment on such matters.

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Proxies

If the enclosed Proxy Card is properly signed and returned, then the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. Unless contrary instructions are indicated, all shares represented by valid proxies at the Annual Meeting will be voted as follows:

(i)	FOR the election of the three nominees named to the Board of Directors;

(ii)	FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm for the 2008 fiscal year;

(iii)	FOR the proposed amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 1,000,000,000 shares to 2,000,000,000 shares;

(iv)	AGAINST the shareholder proposal; and

(v)	Otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

You may revoke or change your proxy at any time before the Annual Meeting by filing a notice of revocation or another signed Proxy Card dated with a later date with the Secretary of the Company, at the Company’s principal executive offices at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Participants in the Medco Health Solutions, Inc. 401(k) Savings Plan will receive separate voting instruction cards covering their shares held in the plan. The plan trustee will not vote shares for which no voting instructions are received from plan participants. Shares purchased through a Medco Health Solutions, Inc. employee stock purchase plan, including the employee stock purchase program previously maintained for employees of Accredo Health, Incorporated (“Accredo”) under the Accredo Health, Incorporated 2002 Long-Term Incentive Plan (the “Accredo Plan”), are held in brokerage accounts and are treated the same as other beneficially owned shares.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy Card, the Notice and any additional solicitation materials furnished to the shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. The Company has engaged Georgeson Inc. to monitor the voting results for a fee not to exceed $2,500 plus expenses.

Householding

The Company has adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, beneficial shareholders who have the same address and last name and who do not participate in electronic delivery or internet access of proxy materials will receive only one copy of the Company’s Annual Report and Proxy Statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure reduces the Company’s printing costs and postage fees and minimizes waste. Each shareholder who participates in householding will continue to receive a separate Proxy Card or Notice. Your consent to householding is perpetual unless you withhold or revoke it. You may revoke your consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials.

Electronic Delivery of Future Shareholder Communications

If you receive your Annual Meeting materials by mail, we strongly encourage you to conserve natural resources and reduce the Company’s printing and processing costs by signing up to receive your shareholder communications via e-mail or over the Internet. If you consent, you will receive a notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a shareholder of record, you may sign up for the service by logging onto the Internet at www.proxyvote.com. Please have your Proxy Card handy when you go online. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you have questions about electronic delivery, please call our Investor Relations department at (201) 269-4279.

Requirements for 2009 Stockholder Proposals or Nominations

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2009 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-16, Franklin Lakes, New Jersey 07417, Attention: Corporate Secretary. Failure to deliver a proposal by these means may result in it not being deemed timely received. We must receive all submissions no later than December 9, 2008.

Alternatively, if a stockholder does not want to submit a proposal for the 2009 annual meeting for inclusion in our proxy statement under Rule 14a-8, certain procedures are provided that a shareholder must follow under our Third Amended and Restated Bylaws to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices listed above. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2009 Annual Meeting between January 22, 2009 and February 21, 2009. If the date of the 2009 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2008 Annual Meeting (a situation that we do not anticipate), the stockholder must submit any such proposal or nomination no earlier than 120 days prior to the new meeting date and no later than 90 days prior to the new meeting date or 10 days after the date on which the meeting is first announced publicly.

The stockholder’s submission must be made by a registered stockholder on his or her behalf or on behalf of the beneficial owner of the shares, and must include information specified in our Third Amended and Restated Bylaws concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the 2009 annual meeting that do not meet these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Company’s Third Amended and Restated Bylaws are available on the Company’s website at www.medco.com/investor or you can call our Investor Relations department at (201) 269-4279.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of the above deadlines to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

Proposal 1. Election of Directors

General

The Company’s Second Amended and Restated Certificate of Incorporation currently provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, each class consisting, as nearly as possible, of one-third of the total number of directors. In 2007, the Board of Directors voted in favor of de-classifying the Company’s Board of Directors over a three-year period, and the Company’s shareholders ratified this action, which will result in annual elections of the Company’s directors beginning at the 2010 Annual Meeting of Shareholders. The terms of all directors, including those directors elected at the Annual Meeting and the 2009 Annual Meeting of Shareholders, will automatically expire upon the election of directors at the 2010 Annual Meeting of Shareholders. A director’s term continues until the election and qualification of such director’s successor, or the earlier death, resignation or removal of such director.

The Board of Directors currently consists of nine persons, as follows:

Class I (current term ends upon the 2010 Annual Meeting of Shareholders)	Class II (current term ends upon 2008 Annual Meeting of Shareholders)	Class III (current term ends upon 2009 Annual Meeting of Shareholders)
Howard W. Barker, Jr., CPA	John L. Cassis	Charles M. Lillis, Ph.D.
Myrtle Potter	Michael Goldstein, CPA	William L. Roper, MD, MPH
David B. Snow, Jr.	Blenda J. Wilson, Ph.D.	David D. Stevens

The term of office for the three Class II directors listed above, John L. Cassis, Michael Goldstein and Blenda J. Wilson expires at the Annual Meeting. The Board of Directors has selected Mr. Cassis, Mr. Goldstein and Dr. Wilson as the nominees for the Class II directors to be elected at the Annual Meeting. The Class II directors elected will each serve for a term of two years, based on the de-classification of the Board of Directors described above, expiring at the 2010 Annual Meeting of Shareholders upon the due election and qualification of each of their successors.

The three nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, then the persons named as proxies may vote for a substitute nominee chosen by the present Board of Directors to fill the vacancy. Alternatively, the Board of Directors may reduce the size of the Board of Directors. Unless otherwise instructed, the proxy holders will vote the shares represented by proxies received by them FOR each of the nominees named above.

Nominee Directors for Term Ending Upon the 2010 Annual Meeting of Shareholders (Class II)

John L. Cassis, 59, has served as a partner of Cross Atlantic Partners, Inc., a healthcare venture capital firm, since 1994. Mr. Cassis was formerly a director of Salomon Brothers Venture Capital, which he joined in 1986 and headed from 1990 to 1994. Mr. Cassis is also a director of Medivance, Inc., LifeMed Media, Inc., BioMedical Enterprises, Inc. and Nutrition 21, Inc. Mr. Cassis has served as a director of the Company since August 2003.

Michael Goldstein, CPA, 66, served as Chairman of the Toys “R” Us Children’s Fund from June 2001 until May 2006. Mr. Goldstein was Chairman of Toys “R” Us, Inc. from February 1998 to June 2001, Chief

Executive Officer from August 1999 to January 2000 and Vice Chairman and Chief Executive Officer from February 1994 to February 1998. Mr. Goldstein is also director of 4Kids Entertainment, Inc., The Bear Stearns Companies Inc., Martha Stewart Living Omnimedia, Inc. and Pacific Sunwear of California, Inc. He is also a director of various private companies and non-profit entities. Mr. Goldstein has served as a director of the Company since August 2003.

Blenda J. Wilson, Ph.D., 67, served as President and Chief Executive Officer of the Nellie Mae Education Foundation from July 1999 through December 2006. She was a member of the Board of Directors of the Federal Reserve Bank of Boston from 2003 to 2006, serving as Chairman in 2006. Dr. Wilson was President of California State University, Northridge from 1992 to 1999 and also served as a director for UnionBanCal Corporation from 1993 to 1999. Dr. Wilson is currently Acting President of Cedar Crest College. Dr. Wilson has served as a director of the Company since August 2003.

Continuing Directors for Term Ending Upon the 2009 Annual Meeting of Shareholders (Class III)

Charles M. Lillis, Ph.D., 66, is a co-founder and principal of LoneTree Capital Management LLC, a private equity investing group formed in 2000. He is also co-founder and Managing Partner of Castle Pines Capital LLC, which was formed in 2004 and provides channel financing solutions to resellers in the technology industry. Mr. Lillis served as Chairman of the Board of Directors and Chief Executive Officer of MediaOne Group, Inc. from its inception in 1995 through its acquisition by AT&T Corp., which was completed in 2000. Mr. Lillis is also a director of The Williams Companies, Inc., SUPERVALU Inc. and Washington Mutual, Inc. Mr. Lillis has served as a director of the Company since January 2005.

William L. Roper, MD, MPH, 59, has served as Dean of the School of Medicine and Vice Chancellor for Medical Affairs of the University of North Carolina at Chapel Hill, and as Chief Executive Officer of the UNC Health Care System, all since 2004. In addition, he has served as a Professor of Pediatrics in the School of Medicine and Professor of Health Policy and Administration in the UNC School of Public Health since 1997. Dr. Roper is a member of the American Academy of Pediatrics and the American Medical Association. He is also currently a director of Davita, Inc. and of Delhaize Group, a member of the Board of Trustees of the Robert Wood Johnson Foundation and Chairman of the Board of Directors of the National Quality Forum. Dr. Roper has served as a director of the Company since December 2007.

David D. Stevens, 54, a private investor, served as Chief Executive Officer of Accredo, a subsidiary of the Company, from August 2005 until March 2006, and as Chairman of its primary operating subsidiary from March 2006 until August 2006. Prior to that, Mr. Stevens served as Chairman and Chief Executive Officer of Accredo from 1996 through 2005. Mr. Stevens has over 30 years of experience in the healthcare industry, the majority of which have been spent in the healthcare services sector. Mr. Stevens is also a director of Thomas & Betts Corporation, Prepak Systems, Inc. and Wright Medical Group, Inc. Mr. Stevens has served as a director of the Company since May 2006.

Continuing Directors for Term Ending Upon the 2010 Annual Meeting of Shareholders (Class I)

Howard W. Barker, Jr., CPA, 61, was employed by KPMG LLP from July 1972 and served as a partner of KPMG LLP from July 1982 until he retired in September 2002. Mr. Barker is also a director of, and serves as Chair of the Audit Committee of priceline.com Incorporated and Chiquita Brands International, Inc. In addition, Mr. Barker is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Barker has served as a director of the Company since August 2003.

Myrtle S. Potter, 49, founded Myrtle Potter and Company, LLC in 2005 where she serves as a consultant and advisor specializing in corporate strategy, corporate governance and product development. Since September 2006, Ms. Potter has also been Chief Executive Officer of Chapman Properties, Inc., which is part of a group of real estate sales, financing and development companies. Previously, Ms. Potter served at Genentech, Inc. as President, Commercial Operations from March 2004 to August 2005 and as Executive Vice President, Commercial Operations and Chief Operating Officer from May 2000 to March 2004. Ms. Potter is also a director of Amazon.com, Inc. and eV3 Inc. Ms. Potter has served as a director of the Company since December 2007.

David B. Snow, Jr., 53, has served as Chief Executive Officer and as a director of the Company since March 2003. Mr. Snow was appointed Chairman of the Company’s Board of Directors in June 2003 and also served as the Company’s President from March 2003 to March 2006. Mr. Snow came to the Company from WellChoice, Inc. (formerly known as Empire BlueCross BlueShield) where he held the position of Executive Vice President and Chief Operating Officer beginning in April 1999 and then held the position of President and Chief Operating Officer from March 2001 through January 2003. From April 1993 to April 1998, Mr. Snow was an Executive Vice President of Oxford Health Plans, a health maintenance organization, and was responsible for marketing, medical delivery systems, medical management and government programs. Mr. Snow is also a director of Pitney Bowes Inc.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of Mr. Cassis, Mr. Goldstein and Dr. Wilson to the Board of Directors.

Proposal 2. Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company during the fiscal year ending December 27, 2008, and is recommending that the shareholders ratify this appointment. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 2002 and is considered by management to be well qualified. Although shareholder ratification is not required by the Company’s organizational documents, and current law, rules and regulations require the Company’s independent registered public accounting firm to be engaged and supervised by the Audit Committee, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification by shareholders as a matter of good corporate practice.

In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions at the Annual Meeting.

Pre-Approval Policy for Services of the Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve all audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. On an annual basis, the Audit Committee reviews and provides pre-approval for certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent registered public accounting firm has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Fees Billed to the Company by PricewaterhouseCoopers LLP for Services Rendered during the 2007 and 2006 Fiscal Years

Audit Fees

PricewaterhouseCoopers LLP’s fees for professional services for fiscal years 2007 and 2006 were related to the audits of annual financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, reviews of quarterly financial statements and SEC filings, and statutory audits. Such fees approximated $2,240,000 in 2007 and $2,465,000 in 2006.

Audit-Related Fees

Fees for audit-related services for fiscal year 2007 and fiscal year 2006, primarily related to SAS 70 reports, were approximately $290,000 and $243,000, respectively.

Tax Fees

Fees for tax services for fiscal year 2006 were related to assistance with various state tax rulings, consultations on federal tax return matters and the review of an informational return and approximated $45,000. There were no fees for tax services billed to the Company by Pricewaterhouse Coopers LLP in fiscal year 2007.

All Other Fees

Fees for other services for fiscal years 2007 and 2006 were approximately $7,000 and $37,000 respectively, and were related to software and technology license fees.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal 2008.

Proposal 3. Amendment to the Company’s Certificate of Incorporation to Provide for An Increase in the Number of Authorized Shares

The Board of Directors has unanimously adopted, and proposes that the stockholders approve and ratify, an amendment to Article 4 of the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) which, if adopted, would increase the number of authorized shares of Common Stock from 1,000,000,000 to 2,000,000,000 shares.

At March 31, 2008 there were              shares of the Company’s Common Stock outstanding. Of the              unissued shares, approximately              were reserved for issuance under the Company’s stock incentive and employee stock purchase plans, leaving a balance of approximately              authorized, unissued and unreserved

shares of Common Stock. Without the approval of additional shares, the Board of Directors would be unable to take certain actions, including for example, the authorization of a 2-for-1 stock split similar to the one effected in January 2008.

The Board of Directors believes it is in the best interest of the Company to increase the number of authorized shares of Common Stock in order to give the Company greater flexibility in considering and planning for future business needs. The shares of Common Stock will be available for issuance by the Directors for various corporate purposes, including but not limited to, stock splits, stock dividends, grants under employee stock plans, financings, corporate mergers and acquisitions and other general corporate transactions. The Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of Common Stock resulting from the proposed increase in authorized shares. However, the Board of Directors may consider any of these actions in the near future, dependent upon then-existing market conditions and other factors. Having this additional authorized Common Stock available for future use will allow the Company to issue additional shares of Common Stock without the expense and delay of arranging a special meeting of stockholders. The additional authorized shares would be available for issuance at the discretion of the Board of Directors and without further stockholder approval, except as may be required by law or the rules of The New York Stock Exchange.

The issuance of additional shares of Common Stock could have the effect of making it more difficult for a third party to acquire control of the Company, or of discouraging a third party from attempting to acquire control of the Company. Management of the Company is not currently aware of any plans on the part of a third party to attempt to effect a change of control of the Company, and the amendment has been proposed for the reasons discussed above and not for any possible anti-takeover effects it could have.

The proposed additional shares of Common Stock would be part of the existing class of Common Stock and would have the same rights and privileges as the shares of Common Stock presently outstanding.

If the amendment to increase the number of authorized shares of Common Stock is approved, the first sentence of the first paragraph of Article 4 of the Certificate of Incorporation will be amended to read in its entirety as follows:

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,010,000,000, of which 2,000,000,000 shares with the par value of $0.01 per share shall constitute a class designated as Common Stock, and 10,000,000 shares with the par value of $0.01 per share shall constitute a class designated as Preferred Stock.

If the proposed amendment is approved, the Company will file the Third Amended and Restated Certificate of Incorporation as soon as practicable after the meeting, in the form attached as Annex 1.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval and ratification of the proposed amendment to the Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 1,000,000,000 to 2,000,000,000 shares.

Proposal 4. Shareholder Proposal

We expect Proposal 4 to be presented by a shareholder at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposal and supporting statement as they were submitted to us. We take no responsibility for them. Share holdings of the shareholder proponent, and where applicable, of co-filers, will be supplied upon request to the Company’s Secretary.

This proposal was submitted by Mr. Robert Morse, 212 Highland Avenue, Moorestown, NJ 08057.

“I, Robert D. Morse, of 212 Highland Avenue, Morristown, N.J. 08057-2717, owner of $2000.00 or more of Medco Health Solutions, Inc. stock, held for a year, request the Board of Directors to take action regarding remuneration to any of the top five persons named in Management be limited to $500,000.00 per year, by salary only, plus any nominal perks {i.e.; company care use, club membership} This program is to be applied after any existing programs now in force for cash, options, bonuses, SAR’s, etc., plus discontinue, if any, severance contracts, in effect, are completed, which I consider part of remuneration programs.

This proposal does not affect any other personnel in the company and their remuneration programs.

REASONS

Ever since about Year 1975, when “Against” was moved from “Vote for Directors” box, and no other on the Proxy Vote, and the term “Plurality” voting was contrived, shareowners have lost the “Right of Dissent”, which is unconstitutional. No reason given, but the result has been that any Management nominee for Director was elected, even if only one “For” vote was received. This is because “Abstain” and “Withheld” are not deducted from “For”. In response, Directors have awarded remuneration of those whom nominated them, to the point of being excessive and still escalating. Million of dollars of shareowners assets are diverted for the five top Management, year after year, until their retirement or they “Jump Ship” for another company’s offer. It is seldom proven to have been “earned” by their efforts, rather than the product or services.

The limit of one half million dollars in remuneration is far above that needed to enjoy an elegant lifestyle. These funds might better be applies to dividends. The savings in elimination of personnel needed to process all previous programs could be tremendous. Plus savings on lengthy pages reporting the process in the Report, a help for the National Paperwork Reduction Act.

This can all be accomplished by having Directors eliminate all Rights, Options, S.A.R.’s, retirement and severance, etc. programs, relying on $500,000.00 to be adequate, and Management buying their own stock and retirement programs, if desired.

It is commendable that AT&T, ExxonMobil, Ford Motor [1st], perhaps others, have already returned “Against” as requested.

Thank you, and please vote “YES” for this Proposal. It is for Your benefit!”

Recommendation of the Board of Directors

The Board recommends you vote AGAINST this proposal for the following reasons:

Attracting and retaining the best talent in the industry is in the interests of shareholders and helps the Company maintain a competitive advantage. The Board believes that setting an artificial and arbitrary level of compensation that is not determined by the marketplace would put the Company at a severe disadvantage in attracting and retaining the best talent and would negatively impact the future performance of the Company.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

CORPORATE GOVERNANCE AND RELATED MATTERS

The Company strives to maintain the highest standards of corporate governance and ethical conduct. Maintaining full compliance with the laws, rules and regulations that govern our business, and reporting results with accuracy and transparency, are critical to those efforts. The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. The Company also reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and the NYSE. The Company implements other corporate governance practices that it believes are in the best interests of the Company and its shareholders. The charters of each of the Audit, Compensation and Corporate Governance and Nominating Committees conform with the applicable NYSE standards, and each committee periodically reviews its charter, as regulatory developments and business circumstances warrant. Each of the committees from time to time considers revisions to their respective charters to reflect evolving best practices.

The Company’s Corporate Governance Guidelines, Standards of Business Conduct, Code of Conduct and the charters for the Audit, Compensation and Corporate Governance and Nominating Committees, are available on the Company’s website at www.medco.com/investor. Shareholders may also obtain copies of these documents by sending a written request to Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-3, Franklin Lakes, New Jersey 07417, Attention: Investor Relations.

Executive Sessions of Directors

Agendas for the Board of Directors include regularly scheduled executive sessions for the independent directors to meet without management present and the Board’s Lead Director leads those sessions. Board members have access to all of our employees outside of Board meetings, and the Board encourages each director to visit different Company sites and events on a regular basis and meet with local management at those sites and events.

Lead Director

The Board of Directors has an independent director designated as the Lead Director. The general authority and responsibilities of the Lead Director include presiding at all meetings of the Board of Directors when the Chairman is not present; serving as a liaison between the Chairman and the independent directors; approving the information, agenda and meeting schedules sent to the Board of Directors; calling meetings of the independent directors; and being available for consultation and communication with shareholders. The Company’s Corporate Governance Guidelines provide that in the event an independent director is serving as non-executive Chairman of the Board of Directors, the Board may elect to dispense with the position of Lead Director. Michael Goldstein is currently the Company’s Lead Director.

Director Candidates

The Corporate Governance and Nominating Committee of the Board of Directors identifies, evaluates and recommends director candidates to the Board. The Corporate Governance and Nominating Committee seeks highly qualified candidates from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Candidates should have experience in positions with a high degree of responsibility and should be or have been leaders in the companies or institutions with which they are or were affiliated. Board members are selected based upon contributions they can make to the Board and management, and their ability to represent the interests of the Company’s shareholders.

The Corporate Governance and Nominating Committee does not impose any specific minimum qualifications on Board nominees, but instead considers the following criteria:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•

The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	Diversity of viewpoints, background, experience and other demographics.

The Corporate Governance and Nominating Committee will also consider director candidates recommended by shareholders. Any shareholder of the Company may recommend a director candidate for consideration by the Corporate Governance and Nominating Committee. A shareholder may make recommendations at any time, but recommendations for consideration as nominees at the annual meeting of shareholders must be made in accordance with the procedures required under our Bylaws and as described in this Proxy Statement under the heading “Requirements for 2009 Stockholder Proposals or Nominations.” The written notice must demonstrate that it is being submitted by a shareholder of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information.

The Corporate Governance and Nominating Committee will evaluate shareholder recommended candidates in the same manner as other candidates. Upon receipt of a shareholder communication identifying a director candidate, the Committee will initially determine the need for additional or replacement Board members and evaluate the shareholder-proposed director candidate under the criteria described above based on the information it receives with the recommendation (or otherwise possesses), which may be supplemented by additional inquires. The Corporate Governance and Nominating Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate’s background and experience.

Corporate Governance Guidelines

The Board of Directors has adopted a set of Corporate Governance Guidelines. The Corporate Governance and Nominating Committee is responsible for overseeing the Corporate Governance Guidelines and reviews them at least annually and makes recommendations to the Board of Directors concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. We have posted the Corporate Governance Guidelines under “Corporate Governance” in the “Investors” section of the Company’s web site at www.medco.com/investor and the Guidelines are also attached as Annex 5 to this Proxy Statement. Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

•	The Board believes that at least 75% of the Board of Directors should consist of independent directors;

•	Directors are required to offer their resignation upon a substantial change in principal occupation or business association;

•	Directors are required to submit advance, contingent, irrevocable resignations that the Board of Directors may accept if they as nominees fail to receive a majority vote for his or her election;

•

Management, working with the Board of Directors, will provide an orientation process for new directors, including background material on the Company, its business plan and its risk profile, and meetings with senior management, as well as continuing education programs for directors;

•	The Board of Directors does not believe it should establish term limits, nor does it believe that it should establish a mandatory retirement age for directors;

•

Directors who also serve as chief executive officers or in equivalent positions should not serve on more than two boards of public companies in addition to the Company’s Board of Directors and directors who do not have full-time employment at any other company should not serve on more than five boards of public companies in addition to the Company’s Board of Directors;

•	The Chief Executive Officer reports at least annually to the Board on succession planning and management development;

•	The Board evaluates the performance of the Chief Executive Officer and other senior management personnel at least annually; and

•	The Board, acting through the Corporate Governance and Nominating Committee, manages a process whereby the Board and its members are subject to annual evaluation and self-assessment.

Board and Committee Membership

The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors held eleven meetings during the Company’s fiscal year ended December 29, 2007 (the “2007 Fiscal Year”). The Board of Directors has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Mergers and Acquisitions Committee. The Board of Directors does not have an executive committee. Each director attended, in person or by telephone, 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2007 Fiscal Year. Under the Company’s Corporate Governance Guidelines, Directors are expected to attend all meetings of the Board and all meetings of the committees of which they are members. Members may attend by telephone or video conference to mitigate conflicts, although in-person attendance at regularly scheduled meetings is strongly encouraged.

Directors are expected to attend annual meetings of shareholders, and all of the then-current directors attended the 2007 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee of the Board of Directors serves to: (a) oversee the accounting and financial reporting processes of the Company, internal controls and audits of the financial statements and internal control over financial reporting of the Company; (b) assist the Board of Directors in its oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of the Company’s internal audit function and its independent registered public accounting firm and (v) the accounting and financial reporting processes of the Company; and (c) prepare the Audit Committee report for inclusion in the Company’s proxy statement in accordance with applicable federal securities laws, rules and regulations. In addition, the Audit Committee hires, determines the compensation of, and reviews the scope of services performed by the independent registered public accounting firm. The Audit Committee Charter is posted on the Company’s Investor Relations website, www.medco.com/investor, under “Corporate Governance.” A copy of the Audit Committee Charter is attached as Annex 2 to this Proxy Statement and is also available upon request, free of charge, from Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-3, Franklin Lakes, New Jersey 07417.

All of the Audit Committee members meet NYSE standards for financial literacy. Mr. Barker and Mr. Goldstein have accounting or related financial management expertise, as required by NYSE standards, and are “audit committee financial experts” under SEC rules. The SEC has determined that the audit committee financial expert designation does not impose on a person with that designation any duties, obligations or liabilities that are greater than those imposed on such person as an audit committee member in the absence of such designation. Mr. Goldstein is a member of the audit committees of three other public companies in addition to the Company’s. The Company’s Board of Directors has determined that Mr. Goldstein’s service on these other audit committees does not impair his ability to serve effectively on the Company’s Audit Committee.

The Audit Committee is comprised entirely of independent directors. The current members of the Audit Committee are Mr. Barker (Chairman), Mr. Cassis and Mr. Goldstein. The Audit Committee held ten meetings during the 2007 Fiscal Year. The report of the Audit Committee is included on page 49.

Compensation Committee

The purpose of the Compensation Committee of the Board of Directors is to (a) assist the Board of Directors in establishing and maintaining compensation and benefits policies and practices that support the successful recruitment, development and retention of talent in order to achieve the Company’s business objectives and optimize long-term financial returns; (b) assist the Board of Directors in discharging its responsibilities for compensating the Company’s directors and executives; (c) assist the Board of Directors in establishing a management succession plan; and (d) produce a Compensation Committee report for inclusion in the Company’s proxy statement in accordance with applicable federal securities laws, rules and regulations. To these ends, the Committee undertakes annually a thorough review of the Company’s compensation programs as well as an objective evaluation of each executive officer’s performance on key business objectives.

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee Charter is posted on the Company’s Investor Relations website, www.medco.com/investor, under “Corporate Governance.” A copy of the Compensation Committee Charter is attached as Annex 3 to this Proxy Statement and is also available upon request, free of charge, from Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-3, Franklin Lakes, New Jersey 07417.

Compensation decisions for Mr. Snow and the executive officers are made by the Board of Directors. Mr. Snow evaluates the performance of the executive officers and he presents performance assessments and compensation recommendations to the Compensation Committee for their consideration. The Compensation Committee makes recommendations to the Board of Directors with respect to executive officer compensation and only the independent members of the Board of Directors make the final determination.

The Compensation Committee retains compensation consultants as needed and has retained Watson Wyatt since 2004 to assist with its annual compensation review and development of its compensation recommendations. Watson Wyatt was retained directly by the Compensation Committee during 2007 to: develop compensation recommendations for the chief executive officer; review compensation recommendations for the other executive officers; provide an analysis of executive officer pay and its alignment to company performance; develop a recommendation regarding the mix of long-term incentives; review the competitiveness of the Company’s pay practices compared to the healthcare sector, including a review of a report prepared by Mercer Human Resource Consulting; review the Company’s 2007 Compensation Discussion and Analysis; and provide an analysis of a market-based option valuation approach. Watson Wyatt was instructed to present its reports and findings to the Chairman of the Compensation Committee who then scheduled formal presentations to the full Committee. Watson Wyatt does not perform any other services for the Company.

The Compensation Committee may delegate its decision making and administrative authority to a subcommittee of its members, but has not done so in the past. The Board of Directors provides an annual delegation of authority to Mr. Snow in his capacity as a director to grant stock options and restricted stock units under the Company’s stock incentive plans. The Board of Directors establishes the grant dates in advance and limits the number of shares that can be granted, both in the aggregate and to any individual employee. Grants of all stock options are required to be made at fair market value of the underlying shares on the grant date. Mr. Snow is not permitted to grant options or restricted stock units to executive officers as such grants are solely the responsibility of the Compensation Committee and the Board of Directors. For a more thorough discussion of our stock option granting practices, see page 32.

The current members of the Compensation Committee are Mr. Cassis (Chairman), Mr. Barker, Mr. Lillis and Ms. Potter. Ms. Potter was appointed to the Compensation Committee effective December 11, 2007. The Compensation Committee held nine meetings during the 2007 Fiscal Year. The report of the Compensation Committee is included on page 34.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors meets periodically with management to consider and advise upon corporate governance matters. The purpose of the Corporate Governance and Nominating Committee is to: (a) identify and screen individuals qualified for nomination to the Board; (b) recommend to the Board director nominees for election at each meeting of shareholders at which directors are to be elected and recommend to the Board individuals to fill any vacancies on the Board that arise between such meetings; (c) recommend to the Board the directors for appointment to each committee of the Board; (d) monitor current developments in the regulation and practice of corporate governance; (e) recommend to the Board a set of corporate governance principles applicable to the Company; (f) review related person transactions; and (g) lead the Board and assist the various committees of the Board in their respective annual self-evaluation reviews. In addition to the annual Board and Committee self-evaluation processes, the Corporate Governance and Nominating Committee undertakes an annual peer-to-peer evaluation process for all Board members, which is led by the chairperson of the Committee. The Corporate Governance and Nominating Committee Charter is posted on the Company’s website, www.medco.com/investor, under “Corporate Governance.” A copy of the Corporate Governance and Nominating Committee Charter is attached as Annex 4 to this Proxy Statement and is also available upon request, free of charge, from Investor Relations, Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-3, Franklin Lakes, New Jersey 07417.

The Corporate Governance and Nominating Committee is comprised entirely of independent directors. The members of the Corporate Governance and Nominating Committee are Mr. Goldstein (Chairman), Mr. Lillis, Dr. Roper and Dr. Wilson. Dr. Roper was appointed to the Corporate Governance and Nominating Committee effective December 11, 2007. The Corporate Governance and Nominating Committee held eight meetings during the 2007 Fiscal Year.

Mergers and Acquisitions Committee

In addition to the Board’s primary committees, the Board maintains a Mergers and Acquisitions Committee for the purpose of reviewing, evaluating and recommending strategic transactions and business opportunities that emerge from time to time. The members of the Mergers and Acquisitions Committee are Mr. Barker, Mr. Cassis, Mr. Goldstein and Mr. Stevens. The Mergers and Acquisitions Committee does not conduct regularly scheduled meetings, nor does it have a chairman or a written charter. The Mergers and Acquisitions Committee held eight meetings during the 2007 Fiscal Year.

The following table summarizes 2007 membership on each Board Committee:

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Mergers and Acquisitions Committee
Howard W. Barker, Jr.	•	•		•
John L. Cassis	•	•		•
Michael Goldstein	•		•	•
Myrtle Potter		•
Charles M. Lillis		•	•
William L. Roper			•
David D. Stevens				•
Blenda J. Wilson			•

Director Independence

The Board of Directors conducts an annual review of the independence of its members. Under NYSE listing requirements, an independent director must not have any material relationship with the Company, either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NYSE rules pertaining to director independence also includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. The Board has not adopted categorical standards of independence other than those promulgated by the NYSE.

David B. Snow, Jr., who is an employee of the Company, and David D. Stevens, who was an employee of the Company from August 2005 until August 2006, are not “independent” under the NYSE rules. The Board of Directors has reviewed all relationships between the Company and each member of the Board of Directors and has affirmatively determined that each of Mr. Barker, Mr. Cassis, Mr. Goldstein, Mr. Lillis, Ms. Potter, Dr. Roper and Dr. Wilson is “independent” within the meaning of the rules of the NYSE. None of these directors were disqualified from “independent” status under the objective tests set forth in the NYSE rules. In assessing independence under the subjective relationships test described above, the Board of Directors took into account the standards in the objective tests, and reviewed and discussed additional information provided by each director and the Company with regard to each director’s business and personal activities as they may relate to the Company and its management. Based on the foregoing, as required by NYSE rules, the Board made the subjective determination as to each of these directors that no material relationships with the Company exist and no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of such director.

In making its independence determinations, the Board considered transactions occurring since the beginning of the Company’s 2005 fiscal year between the Company and entities associated with the independent directors or members of their immediate family. All identified transactions that appear to relate to the Company and a person or entity with a known connection to a director are presented to the Board for consideration. In making its subjective determination that each non-employee director is independent, the Board considered the transactions in the context of the NYSE objective standards, the special standards established by the SEC for members of audit committees, and the SEC and Internal Revenue Service (“IRS”) standards for compensation committee members. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. In its review, the Board considered the following:

•

Dr. Roper’s position as Chief Executive Officer of the University of North Carolina Health Care System, which is a client of the Company’s. The relevant contract pre-dated Dr. Roper’s service as a director of the Company and he was not a participant in contract discussions or decisions and the Board has determined that this relationship does not impair Dr. Roper’s independence. Dr. Roper has indicated that in the event that there are future renewal or amendment discussions related to this contract he will recuse himself from such discussions.

•

Each of Mr. Goldstein, Mr. Lillis, Dr. Roper and Ms. Potter have served during the previous three fiscal years (or are serving) as non-employee directors of other companies that conduct business with Medco. These business relationships were in most cases as a supplier or purchaser of goods or services. In the opinion of management, the terms of the Company’s agreements with these third parties are customary, fair, reasonable and as favorable to the Company as those generally obtained from other parties. In all cases, the Board determined that, because of the nature of the director’s relationship with the entity (solely as a director) and/or the amount involved, the relationship did not impair the relevant director’s independence.

•

Each of Mr. Barker, Mr. Cassis, Dr. Wilson, Ms. Potter and Mr. Stevens have immediate family members who are employed at other companies which conduct business with the Company. None of these individuals serve in executive positions or were involved in the relevant contract discussions. In all cases, the Board determined that these relationships did not impair the relevant director’s independence.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of the Company or of any of the Company’s subsidiaries. None of the Company’s executive officers has served on the board of directors or on the compensation committee of any other entity that employs an executive officer who has served on the Company’s Board of Directors or Compensation Committee.

Standards of Business Conduct; Code of Conduct

The Company has adopted Standards of Business Conduct that include a Code of Conduct that requires all employees (including the Company’s senior financial officers) and all members of the Board of Directors to adhere to the Code of Conduct in discharging their work-related responsibilities. The Code of Conduct promotes, among other things, full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with authorities such as the SEC, and in all public communications that the Company makes. The Company’s Code of Conduct can be accessed under “Corporate Governance” in the “Investors” section of the Company’s web site at www.medco.com/investor.

The Company has also established a confidential ethics phone line to respond to employees’ questions and reports of ethical concerns. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters, and to allow for the confidential, anonymous submission by the employees of concerns regarding accounting or auditing matters.

Communications to the Board

Shareholders and other interested parties may contact any of the Company’s directors (including the Lead Director), a committee of the Board, the Board’s non-employee directors as a group, or the Board as a whole by writing to them c/o Medco Health Solutions, Inc., 100 Parsons Pond Drive, Mail Stop F3-16, Franklin Lakes, New Jersey 07417, Attention: Corporate Secretary, or via the Internet by visiting www.medcoauditcommittee.com. Communications received in this manner will be handled in accordance with procedures implemented by the Company’s Compliance and Ethics Office and approved by the Audit Committee. Communications are distributed to the Board, or to any individual Director or Directors, as appropriate under the facts and circumstances. Junk mail, advertisements, resumes, spam and surveys are not forwarded to the Board. Material that is threatening, unduly hostile or similarly inappropriate will also not be forwarded, although any non-employee director may request that any communications that have been excluded be made available.

Disclosure Committee

The Company has established a Disclosure Committee comprised of senior managers who are actively involved in the disclosure process to coordinate and oversee the review procedures used each quarter, including at fiscal year-end, to prepare periodic reports filed with the SEC, earnings releases and other information that the Company discloses to the investment community. The Disclosure Committee is responsible for considering the materiality of information and making disclosure decisions on a timely basis. The Disclosure Committee evaluates the effectiveness of the Company’s disclosure controls and procedures on a regular basis.

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any director or executive officer, or any affiliate thereof, is a party that would be material and adverse to the Company.

OWNERSHIP OF SECURITIES

The following tables set forth information with respect to the beneficial ownership of the Company’s outstanding Common Stock as of March 10, 2008, for:

•	Each of the Company’s directors and nominees for director;

•	Each of the Company’s named executive officers;

•	Each of the Company’s directors and executive officers as a group; and

•	Each person or group of affiliated persons whom the Company knows to beneficially own more than five percent of the Company’s Common Stock.

The following table gives effect to the shares of Common Stock issuable within 60 days of March 10, 2008 upon the exercise of all options and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934 and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the tables directly own the shares and have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, the address for those listed below is c/o Medco Health Solutions, Inc., 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417.

Name	Position Held	Aggregate Number of Shares of Common Stock Beneficially Owned(1)	Percent of Shares of Common Stock Outstanding
Howard W. Barker, Jr.(2)	Director	74,024	*

John L. Cassis(3)	Director	80,000	*

Michael Goldstein(4)	Director	80,000	*

Charles M. Lillis(5)	Director	69,000	*

Myrtle Potter	Director	0	*

William Roper	Director	0	*

David D. Stevens(6)	Director	158,030	*

Blenda J. Wilson(7)	Director	72,000	*

David B. Snow, Jr.(8)	Chairman & Chief Executive Officer	1,750,828	*

Kenneth O. Klepper(9)	President & Chief Operating Officer	402,884	*

JoAnn A. Reed(10)	Senior Vice President, Finance and Chief Financial Officer	808,700	*

John P. Driscoll(11)	President, New Markets	133,118	*

Bryan Birch(12)	Group President, Employer Accounts	212,322	*

All Directors and Executive Officers as a group		4,966,443	*

(*)	Represents less than 1% of outstanding shares of common stock.
(1)	The number of shares of common stock outstanding as of March 10, 2008 was 524,476,770.
(2)	Mr. Barker’s beneficially owned stock includes 2,024 shares owned outright, 24,000 restricted stock units fully vested but deferred until retirement and 48,000 options that are fully vested and exercisable.
(3)	Mr. Cassis’ beneficially owned stock includes 8,000 shares owned outright, 24,000 restricted stock units fully vested but deferred until retirement and 48,000 options that are fully vested and exercisable.
(4)	Mr. Goldstein’s beneficially owned stock includes 8,000 shares owned outright, 24,000 restricted stock units fully vested but deferred until retirement and 48,000 options that are fully vested and exercisable.
(5)	Mr. Lillis’ beneficially owned stock includes 1,000 shares owned outright, 20,000 restricted stock units fully vested but deferred until retirement and 48,000 options that are fully vested and exercisable.
(6)	Mr. Steven’s beneficially owned stock includes 88,030 shares owned outright and 70,000 options that are currently exercisable.
(7)	Dr. Wilson’s beneficially owned stock includes 24,000 restricted stock units fully vested but deferred until retirement and 48,000 options that are fully vested and exercisable.
(8)	Mr. Snow’s beneficially owned stock includes 324,488 shares owned outright and 100,564 fully vested restricted stock units that Mr. Snow has elected to defer receipt of until six months after his termination of employment, and 1,325,776 options that are currently exercisable.
(9)	Mr. Klepper’s beneficially owned stock reflects 80,810 shares owned outright, 50,000 fully vested restricted stock units that Mr. Klepper has elected to defer receipt of until six months after his termination of employment, and 272,074 options that are currently exercisable.
(10)	Ms. Reed’s beneficially owned stock reflects 113,710 shares owned outright, 684 shares held in the Company’s 401(k) Plan and 694,306 options that are currently exercisable.
(11)	Mr. Driscoll’s beneficially owned stock reflects 34,665 shares owned outright, 22,150 fully vested restricted stock units that Mr. Driscoll has elected to defer receipt of until six months after his termination of employment, 409 shares held in the Company’s 401(k) Plan and 75,894 options that are currently exercisable.
(12)	Mr. Birch’s beneficially owned stock reflects 94,006 shares owned outright and 118,316 options that are currently exercisable.

Beneficial Owners of More than Five Percent

The following table gives information about each person or group of affiliated persons whom the Company knows to be the beneficial owner of more than five percent (5%) of the outstanding shares of our Common Stock as of the dates set forth below based on information filed by that entity with the SEC.

Name and Address	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
FMR LLC(1) 82 Devonshire Street Boston, Massachusetts 02109	14,557,224	5.4%

AXA Financial Inc. and related entities(2) 1290 Avenue of the Americas New York, NY 10014	14,660,503	5.5%

Barclays Global Investors, NA and related entities(3) 45 Fremont Street San Francisco, California 94105	13,476,856	5.04%

(1)	Beneficial ownership information was obtained from the Schedule 13G filed by FMR, LLC on February 14, 2008. The filing does not purport to reflect securities, if any, beneficially owned by any other division or business group of FMR. With respect to the 14,557,224 shares beneficially owned, FMR has sole voting power over 2,886,953 of the shares, shared voting power as to 0 of the shares, sole dispositive power over 14,557,224 of the shares and shared dispositive power as to 0 of the shares.
(2)

Beneficial ownership information was obtained from the Schedule 13G filed by AXA Financial Inc. (“AXF”) and related companies on February 14, 2008. AXF is a wholly owned subsidiary of AXA, a French holding company, which is controlled by three French mutual insurance companies, The Mutuelles AXA, as a group. AXA Investment Managers Paris, an affiliate of AXA, has sole voting power and sole dispositive power with respect to 11,063 shares. AXA Konzern AG, an affiliate of AXA, has sole voting power and sole dispositive power with respect to 5,600 shares. AXA Rosenberg Investment Management LLC, an affiliate of AXA, has sole voting power with respect to 249,856 shares and sole dispositive power with respect to 670,737 shares. AllianceBernstein L.P. (“AllianceBernstein”), a subsidiary of AXA, has sole voting power with respect to 8,102,232 shares, shared voting power with respect to 1,863,153 shares and sole dispositive power with respect to 13,616,656. AllianceBernstein’s shares are held by unaffiliated third-party client accounts and managed by AllianceBernstein, as investment advisor. AXA Equitable Life Insurance Company, a subsidiary of AXA, has sole voting power with respect to 239,059 shares and sole dispositive power with respect to 245,447 shares.

(3)	Beneficial ownership information was obtained from the Schedule 13G filed by Barclays Global Investors, NA and certain affiliates on February 5, 2008. Barclays Global Investors, NA and its affiliates possess sole power to vote or to direct the vote of 13,476,856 shares and sole power to dispose or to direct the disposition of 13,476,856 shares. Barclays Global Investors, NA is a bank and has sole voting power over 7,888,304 shares and sole dispositive power over 9,542,356 shares. Barclays Global Fund Advisors is an investment adviser and has sole voting and dispositive power with respect to 1,881,540. Barclays Global Investors, Ltd is a bank and has sole voting power with respect to 1,254,184 shares and sole dispositive power with respect to 1,444,944 shares. Barclays Global Investors Japan Trust and Banking Company Limited is a bank and does not have sole or shared voting or dispositive power with respect to any shares. Barclays Global Investors Japan Limited is an investment adviser and has sole voting and dispositive power with respect to 460,880 shares. Barclays Global Investors Canada Limited is an investment adviser and has sole voting and dispositive power with respect to 147,136 shares. Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG are investment advisers and do not have sole or shared voting or dispositive power with respect to any shares.

COMPENSATION DISCUSSION AND ANALYSIS

The following section provides a discussion and analysis of compensation paid or awarded to the named executive officers for 2007. For a discussion of director compensation, please see page 46.

Executive Compensation Philosophy

Our compensation programs for the Company’s employees, including the named executive officers, focus primarily on base salary, annual performance-based bonus and long-term stock-based incentives. We refer to the combination of these components as “total compensation.” The programs are based on the fundamental principle of pay-for-performance and are directly supportive of our business strategies. The vast majority of each executive’s total compensation is tied to the Company’s performance, which is directly aligned with the creation of shareholder value. We use the programs to attract, retain and motivate executives who possess the skills and talents necessary to achieve business success. The programs are competitive with the companies we compete with for executive talent.

We provide a competitive package of benefits to our employees, including the named executive officers. Our executive officers participate in the same benefit programs (health, life, disability and retirement) using the same benefit formulas as other Medco employees. We maintain separate severance programs for our most senior executives and provide very limited perquisites.

Total Compensation Benchmarks

Our target base salary and bonus for executive officers is set at approximately the 50th percentile of competitive compensation practices in order for the Company to provide a competitive cash compensation package; the present value of long-term incentive opportunities is specifically targeted between the 50th and 75th percentiles. This is consistent with our emphasis on long-term growth and pay-for-performance.

Mr. Snow’s compensation has historically been evaluated in comparison to a healthcare sector peer group comprised of Aetna, Inc., AmerisourceBergen Corporation, Cardinal Health, Inc., Caremark Rx, Inc., Cigna Corporation, Express Scripts, Inc., Health Net, Inc., Humana, Inc., and McKesson Corporation. The other named executive officers were evaluated against data for general industry, weighted toward companies of similar size and scope, supplemented with proxy statement data from the peer group reported for similar jobs (e.g., President and Chief Financial Officer). General industry data is collected from the following nationally recognized compensation surveys: Towers Perrin Executive Compensation Database; Hay Group Executive & Managed Care; Mercer Benchmark Database—Executive; Mercer Integrated Health Network (IHN) Compensation Survey Suite; and Hewitt Total Compensation Management. Information about the surveys and participating companies is set forth in the table below.

Survey	Description
Hay Group 2007 Executive Compensation Report— General Market	Includes data from over 514 companies in a broad range of industries including finance, healthcare, insurance, manufacturing, retail and utilities. Our analysis focused on the 129 participants with revenue of at least $5 billion.

Hewitt 2007 Total Compensation Measurement (TCM) Executive—US 2007	Includes data from 591 companies in 27 industries including finance, healthcare, insurance, manufacturing, retail and utilities.

Survey	Description
Mercer Human Resource Consulting 2007 Executive Survey	Includes data from over 2,000 companies in 20 industries including finance, healthcare, insurance, manufacturing, retail and utilities.

Towers Perrin Compensation Data Bank (CDB) General Industry Executive Database	Includes data from over 803 companies in a broad range of industries including finance, healthcare, insurance, manufacturing, retail and utilities. Our analysis focused on the 180 participants with revenue of at least $6 billion.

The Compensation Committee has considered for the past two years whether it was appropriate to benchmark all executive officers to a healthcare sector peer group rather than general industry. The Company had originally positioned its benchmark to general industry due to the newness of the company and because national compensation surveys of general industry pay practices provided consistent data for executives across a variety of markets. As the Company matured, however, it became clear that it was competing for senior talent in a specific sector of the healthcare industry. In light of this and in recognition of the Company’s sustained growth and performance, the Committee concluded that is was appropriate to align the Company’s compensation practices for all executive officers to a specific healthcare industry peer group. As a result of this change, the Compensation Committee recommended and the Board of Directors approved mid-year pay adjustments for the named executive officers other than Mr. Snow. These are described in more detail later in this analysis.

Use of Compensation Consultants

The Compensation Committee has retained and is assisted in its review of executive compensation by independent consultants at Watson Wyatt. Watson Wyatt does not perform any other services for the Company. The Committee’s compensation consultants develop benchmarks and pay recommendations for Mr. Snow. Watson Wyatt assists the Committee in its review of management’s pay recommendations for the other named executive officers and may provide additional survey data for use by management to develop compensation recommendations for the other named executive officers.

As previously described, management purchases compensation surveys from Mercer Human Resource Consulting and other consultants which it uses to develop pay recommendations for executive officers, other than Mr. Snow. Mercer also provides healthcare consulting services for the Company. In 2007, partly in response to increased concerns about retention of senior officers, management retained Mercer to assist it in reviewing the Company’s pay practices for executive officers (other than Mr. Snow) against a healthcare specific peer group. Mercer has a nationally recognized healthcare consulting practice and a proprietary healthcare specific compensation survey. Mercer recommended the following peer group: Aetna, Inc., AmerisourceBergen Corporation, Cardinal Health, Inc., Cigna Corporation, Express Scripts, Inc., Health Net, Inc., Humana, Inc., McKesson Corporation, UnitedHealth Group, Inc., and Wellpoint, Inc. (the “Healthcare Peer Group”). The results of Mercer’s analysis were presented to the Compensation Committee by management and Mercer. Mercer’s analysis was evaluated by the Compensation Committee and the results were confirmed by Watson Wyatt which performed an independent analysis and review. Compensation decisions made as a result of this analysis are described on page 27.

Total Compensation Management Process

Setting Goals and Objectives

At the beginning of each year, all employees, including the executive officers, establish goals and objectives. For senior leaders, the goals focus primarily on the Company’s operating plan. These goals and objectives are reviewed and approved by each individual’s manager. Mr. Snow’s goals and objectives are reviewed directly by the Compensation Committee and Board of Directors.

Determining Executive Officer Compensation

Throughout the year, employees assess their progress. At year end, employees at all levels, including executive officers, work with their managers to evaluate their own results against their stated goals. Managers also assess how individuals performed in relation to their peers as well as the Company’s overall performance.

The performance of the executive officers is reviewed by Mr. Snow with assistance from the Senior Vice President of Human Resources (SVP HR). Following an in-depth review and in consultation with the SVP HR, Mr. Snow makes compensation recommendations to the Compensation Committee based on his evaluation of each executive officer’s performance and expectations for the coming year. Mr. Snow considers benchmark compensation information for each leadership role that is developed by members of the Company’s compensation department using national survey data. The recommendations also use applicable proxy data from the Healthcare Peer Group.

The Compensation Committee decides whether to approve or adjust Mr. Snow’s recommendations for executive officers. In addition to Mr. Snow’s assessment of each individual’s contributions and results, the Committee considers information it considers relevant including the following:

•	comparisons to the median and 75th percentile compensation levels for cash compensation and total direct compensation in the Healthcare Peer Group and healthcare sectors generally;

•	potential for future roles within the Company;

•	retention risk; and

•	total compensation levels before and after any recommendations.

The Compensation Committee does not apply a specific weighting to the considerations. After its evaluation of Mr. Snow’s assessment and consideration of any relevant information, the Compensation Committee uses its judgment in arriving at a compensation recommendation. The Compensation Committee’s final recommendation is presented to the independent members of the Board of Directors for further review, discussion and final approval.

Determining Chairman and CEO Compensation

The SVP HR provides the Compensation Committee with a worksheet to assist the Committee in developing a recommendation for Mr. Snow’s compensation. The worksheet includes current base salary, details about Mr. Snow’s bonus target, prior bonus as a percentage of target, corporate bonus funding percentage, prior year’s long term incentive compensation (i.e., stock option and restricted stock unit grants), and a summary of Mr. Snow’s outstanding equity awards. Mr. Snow provides the Committee with a self-assessment of his performance. Watson Wyatt conducts and presents a competitive analysis of CEO compensation in the identified peer group companies.

The Compensation Committee reviews the materials along with other information it deems relevant with Watson Wyatt. The Compensation Committee arrives at its recommendation for Mr. Snow’s total compensation. The final recommendation is presented to the independent members of the Board of Directors for further review, discussion and final approval.

2007 Mid-Year Pay Adjustments

In mid-2007, the Committee conducted a review of the report on competitive pay practices at the Healthcare Peer Group performed by Mercer. The results were confirmed by Watson Wyatt which performed an independent analysis and review. Mercer’s analysis indicated that the Company’s long-term incentive grants were generally below the 25th percentile when compared to the Healthcare Peer Group. In addition, base salaries for certain executives were significantly lower than salaries for similar positions at the Healthcare Peer Group. As a result, the Compensation Committee recommended and the Board of Directors approved base salary increases for certain executive officers including Ms. Reed, Mr. Driscoll and Mr. Birch. The Compensation Committee also recommended and the Board of Directors approved an off-cycle long-term incentive grant for the named executive officers, other than Mr. Snow. The Committee concluded that the bonus targets established for performance year 2007 for the named executive officers, other than Mr. Snow, were under-competitive when compared to the Healthcare Peer Group. Although the Committee recommended increasing bonus targets for 2008, bonus targets for the 2007 performance year were not changed. The 2008 targets were considered by the Committee when it made its compensation recommendation to the Board in January 2008.

The Grants of Plan-Based Awards table lists stock options and restricted stock units awarded to the named executive officers in February and August 2007. The February grants were annual grants made through the Total Compensation Management Process for performance year 2006 and were similar in value to the annual awards made in February 2006 with respect to performance in 2005. The August 2007 awards were made as a result of the mid-year evaluation described above and ranged in value from 70 percent of base salary for Mr. Klepper to 150 percent of base salary for Messrs. Birch and Driscoll.

Executive Compensation Programs

Components of Compensation

Our compensation program has three key components: base salary; performance-based annual cash bonus; and long-term incentives in the form of stock-based awards including stock options and restricted stock units. Our pay-for-performance philosophy places a majority of an executive’s compensation at risk. As a result, the only fixed compensation paid is base salary, which represents approximately 15% of an executive officer’s total target compensation. Mr. Snow’s base salary represents approximately 10% of total target compensation. The greater emphasis on at-risk compensation for Mr. Snow is consistent with his ultimate responsibility for the Company’s success.

The remaining total target compensation (annual bonus and the value of long-term incentives) for our named executive officers is not guaranteed and the ultimate value to the executive is based on the Company’s and the executive’s performance. To support our focus on long-term sustained growth, we place a greater emphasis on long-term incentives compared to short-term incentives as follows:

Target Compensation Mix
	Base Salary	Bonus	Long-Term Incentives
Mr. Snow	10%	20%	70%
Other Executive Officers	15%	20%	65%

Base Salary

Base salaries are generally targeted at the 50th percentile of salaries of similar positions at the benchmark companies. Base salary may be adjusted annually to reflect the executive’s contribution to the Company, experience, expertise and relative position against competitive market rates. Mr. Snow’s salary is set by the Board of Directors, consistent with the foregoing and in accordance with the requirements of his employment agreement (see “Employment Agreement with David B. Snow, Jr.”).

Effective April 1, 2007, Mr. Snow’s base salary was increased from $1,200,000 to $1,300,000. In recommending the increase, the Compensation Committee considered the factors previously mentioned above along with the quality of Mr. Snow’s leadership in promoting strategic growth. The other named executive officers received salary increases effective April 1, 2007 based on individual performance, as well as overall internal and external pay equity that ranged from 5% to 12%. In addition, as a result of the Healthcare Peer Group competitive pay analysis in July 2007, Ms. Reed, Mr. Driscoll and Mr. Birch received salary increases effective August 1, 2008 of 4.5%, 18.2% and 16.8%, respectively. The Committee adjusted these salaries to insure that the executives received an appropriate level of base pay relative to their peers in the Healthcare Peer Group.

Annual Bonuses

The executive officers of the Company, including the named executive officers, are eligible each year for an annual cash bonus pursuant to the Company’s Executive Annual Incentive Plan. The Executive Annual Incentive Plan operates as a part of the Company’s broad-based Annual Incentive Plan. In order to provide the Compensation Committee with the flexibility to reward executives for superior performance while maintaining compliance with the requirements of Section 162(m) of the Internal Revenue Code, the Executive Annual Incentive Plan establishes a maximum award and the Compensation Committee can and does exercise negative discretion on the maximum award to further align each individual’s bonus with the individual’s performance. In arriving at the actual bonus for a particular executive, the Compensation Committee considers the target bonus multiplied by the overall bonus funding percentage (described below) and adjusts the amount upwardly or downwardly to reflect the executive’s overall contribution to the Company.

Bonus Pool—Company Funding

The performance goals for 2007 were earnings per share (excluding the amortization of intangible assets that existed at the time that Medco became a publicly traded enterprise), net new sales, client satisfaction and member satisfaction. Each metric, which is described below, is closely tied to the execution of strategic business objectives and in the aggregate are designed to drive shareholder value. Performance goals are established at the beginning of the fiscal year through a process that includes input from senior management and results in a recommendation by the Compensation Committee to the Board of Directors.

EPS: The growth of earnings per share (excluding the amortization of intangible assets that existed when Medco became a publicly traded enterprise) is closely related to the growth of shareholder value and is an important measure used by the investing community to evaluate our financial performance. Long-term sustained growth should positively impact our share price and market capitalization. Target EPS for 2007 was $3.27.

Net-New Sales: The Company’s success depends on revenues generated from its customers, or clients. Net-new sales is a key measure of the strategic goal of increasing revenue. Net-new sales represent the fiscal year impact of new sales, the net growth in lives from our existing clients, and the calendarization of prior year new clients, offset by lost sales from terminated accounts. Target net new sales for 2007 was $1,200,000,000.

Client and Member Satisfaction: Client satisfaction and member satisfaction are important performance measures because they are both leading indicators of our ability to retain, expand and renew existing clients and maintain a reputation that attracts new clients. Target client satisfaction for 2007 was 91.2% and target member satisfaction for 2007 was 94%.

The chart below summarizes the relative weighting of the 2007 performance goals and funding levels.

Annual Incentive Plan 2007 Performance Goal Weighting
Goal	Threshold	Target	Maximum
Earnings Per Share*	25.0%	50.0%	75.0%
Net New Sales ($M)	15.0%	30.0%	45.0%
Client Satisfaction	5.0%	10.0%	15.0%
Member Satisfaction	5.0%	10.0%	15.0%
Total Funding	50.0%	100.0%	150.0%
* Excluding the amortization of intangible assets that existed at the time that Medco became a publicly traded enterprise.

Individual Bonus— 2007 Targets

Target bonus opportunities are generally set at the 50th percentile of competitive compensation practices. Since market compensation practices, including incentive opportunity, differ by job, our target bonus opportunities as a percentage of base salary vary for our named executive officers (see the table below). The Compensation Committee works with its compensation consultant to develop a target bonus recommendation for Mr. Snow. Management develops recommended targets for the other named executive officers based on competitive market data and these recommendations are reviewed by the Committee with assistance from its compensation consultant. All recommendations are submitted to the Board of Directors for final approval.

While the overall Annual Incentive Plan bonus funding is capped at 150% of target funding, individual awards for the named executive officers are capped under the Executive Annual Incentive Plan at a percentage of base salary. For 2007, the target and maximum bonus opportunities (expressed as a percentage of base salary effective April 1, 2007) for the named executive officers were as follows:

	Target Bonus (as a percentage of base salary)	Maximum Bonus (as a percentage of base salary)
Chief Executive Officer	100%	250%
President and Chief Operating Officer	80%	200%
Chief Financial Officer	70%	175%
Other executive officers	60%	150%

2007 Annual Bonuses for Named Executive Officers

For 2007, the Annual Incentive Plan funded at 150% of target resulting in a maximum bonus opportunity under the Executive Annual Incentive Plan. The Committee recommended and the Board approved payments under the Executive Annual Incentive Plan for 2007 performance which were paid on March 6, 2008.

As a result of their performance and their contribution to the Company’s record financial results, the named executive officers were paid bonuses at a higher percentage of target than the funding percentage. As described above, ultimate bonus decisions reflect an evaluation of individual performance against goals and objectives. Consistent with the Committee’s past practice, the actual bonus payments reflected in the table differentiate between executives based on individual performance.

Name	2007 Bonus
Mr. Snow	$2,600,000
Mr. Klepper	$1,100,000
Ms. Reed	$750,000
Mr. Driscoll	$700,000
Mr. Birch	$674,250

In making its recommendation, the Compensation Committee considered a variety of accomplishments by each named executive officer during the fiscal year, as well as the Company’s financial results and year-over-year growth and improvement in shareholder value. In particular, the Committee reviewed the outcome of the key drivers of the business including net-new sales, generic dispensing rates, mail growth, specialty pharmacy, innovation, strategic acquisitions and Senior Solutions. The Committee rewarded Mr. Snow and the other named executive officers for their contribution to these results and for significant innovation that continues to differentiate Medco from its competitors. The Committee evaluated Mr. Snow’s performance, and for the other named executive officers, the Committee considered their performance against stated goals and objectives along with Mr. Snow’s assessment of their performance. In the case of Mr. Driscoll, the Committee also considered the successful closing of two strategic acquisitions, Liberty and Critical Care Systems, as well as the significant contribution Senior Solutions made to the Company’s performance. The Committee also determined that Mr. Driscoll’s bonus opportunity was under-competitive relative to his peers in the Healthcare Peer Group and it determined his performance warranted an additional bonus. As a result, Mr. Driscoll was paid a $666,300 bonus under the Executive Annual Incentive Plan (which was equal to his maximum bonus under the Executive Annual Incentive Plan) and was paid an additional discretionary bonus of $33,700.

Long-term Incentive Compensation

The present value of long-term incentives generally account for 70% of Mr. Snow’s total target compensation and 65% of total target compensation for the other executive officers, including the named executive officers.

Mix of Restricted Stock Units and Stock Options

The Company’s long-term incentive program for employees at the manager level and above, including the named executive officers, takes the form of a combination of stock options and restricted stock unit grants. For the named executive officers other than Mr. Snow, the grants made in 2007 were approximately equal in value. Since fewer restricted stock units are used to deliver the same value as stock options, this approach helps us manage the number of shares granted under our stock incentive plans. In addition, since the restricted stock units use cliff vesting (100% after three years of service after the grant), they further promote retention. Mr. Snow’s grants were weighted 80% of the value in stock options and 20% of the value in restricted stock units to align his total compensation closer to the interests of the Company’s stockholders.

2007 Long-term Incentives

In 2007, the Compensation Committee recommended the stock option and restricted stock unit awards for the named executive officers identified in the Grants of Plan-Based Awards table. In making its recommendations, the Compensation Committee considered competitive market data on total compensation packages, the Healthcare Peer Group data, the value of long-term incentive grants at targeted external companies, the current and future contributions of the executive officers and, except in the case of the award to Mr. Snow, the recommendations of Mr. Snow. As previously discussed, the Compensation Committee recommended mid-year long-term incentive awards for the named executive officer, other than Mr. Snow, as a result of its evaluation of the Healthcare Peer Group competitive pay data. The mid-year long-term incentive grants are reported in the Grant of Plan-Based Award table with a grant date of August 2007. All awards were approved by the Board of Directors.

Stock Ownership and Holding Policy

Executive officers (including the named executive officers) and other senior executives are subject to mandatory share ownership guidelines. Executives are not required to purchase Company stock and there is no deadline for achieving the target. However, each time an executive acquires shares through Company stock plans, such as by exercising a stock option, the executive is required to retain a percentage of the net profit shares (i.e., shares remaining after the payment of the exercise price and taxes) until the executive reaches the stock ownership target. The ownership guidelines apply during the executive’s employment and for six months after they cease to be subject to the guidelines, such as when their employment ends.

The following table summarizes the stock ownership guidelines and holding periods applicable to all executives covered by our stock ownership policy:

	Ownership Target (Multiple of Salary)	Retention Ratio Until Stock Ownership Target Achieved
Chairman & CEO	5.0x	100%
Executive Officers	3.0x	75%
Other Senior Officers	1.5x	75%

Each named executive officer owns stock in excess of the ownership target.

Benefits and Perquisites

With limited exceptions, the Committee’s policy is to provide benefits to executive officers that are the same as those offered to all employees of the Company. We provide comprehensive health benefits, as well as life insurance and a disability program for all benefits-eligible employees, including the named executive officers. In addition, we offer retirement benefits through qualified and non-qualified plans to a broad employee population, including the named executive officers. Our retirement plan benefits are based on base salary; bonus, stock option gain and other incentive compensation is not taken into account under our retirement plans. We review our benefit plans in comparison to those offered by the companies we compete with for talent across the Company. The named executive officers do not receive any special life, health or retirement benefits.

We generally do not provide perquisites and have generally limited those to annual physical health exams for our senior executives, including the named executive officers. Under that program, our senior executives can receive a comprehensive physical at a contracted executive health facility. Alternatively, we will pay up to the contracted rate for a similar examination at a facility selected by the executive. We provide physicals because the ongoing health and well being of our executives is critically important to our long-term success. In 2007, Mr. Klepper and Ms. Reed received an annual physical exam under the executive program.

Mr. Snow has been provided with an automobile allowance in accordance with his employment agreement (see “Employment Agreement with David B. Snow, Jr.”). Mr. Snow is also entitled to be reimbursed for up to $10,000 for financial planning and tax preparation services. In 2007, Mr. Snow received $22,620 for his annual car allowance and was reimbursed $8,750 for financial planning.

Separation and Change in Control Benefits

We maintain an executive severance plan for our most senior executives, including the named executive officers (other than Mr. Snow who has change in control protections through his employment agreement, see “Employment Agreement with David B. Snow, Jr.”). The plan provides for salary and benefit continuation for a one-year period and a pro rata bonus following termination of employment without cause. We also maintain an executive change in control severance plan that provides enhanced benefits to executive officers (other than Mr. Snow) who are terminated in connection with a change in control. Payments and benefits under the change in control plan are inclusive of the regular severance benefits and include a prorated bonus for the year of the executive’s termination of employment, severance pay equal to two times the executive’s base salary and annual bonus, and continued health benefits for 12 months. All severance payments are conditioned on the executive signing a general release of claims and agreeing to the terms of certain restrictive covenants regarding non-competition, non-solicitation and confidentiality. Severance pay is made in installments, in part to support the enforcement of the restrictive covenants. Finally, an executive can only receive payments from one of the severance plans and neither plan provides for golden parachute gross-up payments.

We maintain the severance plans for several reasons. First, a basic severance plan is necessary at the senior level to attract and retain talent. Second, we recognize that senior executives who lose their jobs will need a period of time to find subsequent employment. We added the enhanced change in control benefit to provide an additional level of financial security for our most senior executives. These are the executives who could be asked to evaluate a transaction that may maximize shareholder value while resulting in the elimination of their jobs. The change in control plan was adopted in part to minimize the distraction caused by concerns over personal financial security in the context of a change in control. The change in control benefits, including any accelerated vesting of equity awards, are subject to both a change in control and loss of employment.

Mr. Snow’s employment agreement, which expires March 31, 2009, provides for lump sum severance pay and benefits. Severance pay of two times base salary and annual bonus, and continued health benefits for 12 months is payable if he is terminated without cause. Severance pay is increased to three times base salary and annual bonus if Mr. Snow’s employment is terminated in connection with a change in control. Severance is limited to one times base salary and annual bonus if Mr. Snow’s employment terminates as a result of his disability. In order to comply with IRS regulations, payments are deferred for six months following termination of employment. If Mr. Snow’s severance subjects him to a golden parachute excise tax, Mr. Snow is entitled to an additional payment equal to 125% of the excise tax amount. Mr. Snow is subject to a two year non-compete and non-solicitation agreement and the payment of severance is also subject to him signing a general release of claims.

Stock Option Grant Practices

Stock options are granted with an exercise price equal to the closing price of our stock on the day of the grant. Prior to 2007, the fair market value for stock option granting purposes was defined as the average of the high and low trading prices on the date of grant. Annual grants are made on the last Friday of February. Quarterly grants are made on the last Friday of February, May, August and November. New hire grants are always made on the grant date that follows the employee’s first day of work. Due to the leap year, the February 2008 grant date was February 22, 2008. Grants to directors occur on the date of the Annual Meeting of Shareholders, a date that is established a year in advance. We will not make discretionary grants on any other dates.

Recoupment Policy

In 2007, the Board of Directors adopted a policy regarding recoupment of compensation. In addition to the requirements of Sarbanes-Oxley, if the Board determines that any bonus, incentive payment, equity award or other compensation has been awarded or received by an executive officer of the Company, and that such compensation was based on any financial results or operating metrics that were satisfied as a result of such officer’s knowing or intentional fraudulent or illegal conduct, then the Company will seek to recover from the officer such compensation as it deems appropriate under the circumstances and as permitted by law.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation Committee designs certain components of executive compensation to permit full deductibility. However, shareholder interests are at times best served by not restricting the Compensation Committee’s discretion and flexibility in developing compensation programs, even though the programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible. Stock options and bonuses paid under the Executive Annual Incentive Plan are designed to qualify as performance-based compensation. Base salary, restricted stock units and discretionary bonuses do not qualify as performance-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that begins on page 24. Based on the Compensation Committee’s review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

John L. Cassis (Chairman)

Howard W. Barker, Jr., CPA

Charles M. Lillis, Ph.D.

Myrtle Potter

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, this Compensation Committee Report does not constitute soliciting material and shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 29, 2007. Payments under the Company’s Executive Annual Incentive Plan (EAIP) are reported under the column captioned “Non-Equity Incentive Plan Compensation.” Amounts listed under that column were paid on March 6, 2008 in respect of 2007 performance. The Summary Compensation Table and the tables below report actual salary paid during calendar year 2007, the March 2008 bonus payment (for 2007 performance) and stock options and restricted stock units granted in February 2007 (for 2006 performance) and August 2007.

SUMMARY COMPENSATION TABLE

Name and Principle Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)(2)	Stock Awards ($) (e)(3)	Option Awards ($) (f)(4)	Non-Equity Incentive Plan Compensation ($) (g)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(6)	All Other Compensation ($) (i)(7)	Total ($) (j)
David B. Snow, Jr.	2007	$1,273,204	—	$2,218,625	$4,405,330	$2,600,000	$48,314	$43,374	$10,588,847
Chairman and Chief Executive Officer(8)	2006	$1,183,224	—	$2,090,786	$4,079,047	$1,700,000	$42,215	$44,809	$9,140,081

Kenneth O. Klepper	2007	$738,368	—	$1,167,096	$1,290,963	$1,100,000	$27,651	$11,221	$4,335,249
President and Chief Operating Officer(9)	2006	$673,158	—	$835,192	$1,849,942	$725,000	$22,790	$11,519	$4,117,601

JoAnn A. Reed	2007	$546,442	—	$600,232	$571,228	$750,000	$31,088	$10,908	$2,509,898
Senior Vice President, Finance and Chief Financial Officer	2006	$486,619	—	$304,157	$564,513	$400,000	$26,651	$11,073	$1,793,014

John P. Driscoll	2007	$463,394	$33,700	$660,895	$623,956	$666,300	$16,112	$10,746	$2,475,103
President, New Markets(10)	2006	$386,881	—	$325,515	$771,372	$365,000	$13,971	$10,842	$1,873,581

Bryan D. Birch	2007	$473,649	—	$608,424	$630,531	$674,250	$17,362	$10,796	$2,415,012
Group President, Employer Accounts(11)	2006	$420,887	—	$368,232	$1,141,289	$350,000	$15,423	$10,913	$2,306,745

1.	Each of the named executive officers contributed a portion of his or her salary to the Company’s 401(k) Savings Plan.
2.	Under the SEC’s disclosure rules, the term “bonus” does not include awards that are performance-based. As a result of this definition, payments under the Company’s Executive Annual Incentive Plan (EAIP) are not considered “bonus” and are reported under the column captioned “Non-Equity Incentive Plan Compensation.”
3.	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year, in accordance with FAS 123R for awards of restricted stock units granted pursuant to the 2002 Stock Incentive Plan and thus may include amounts from awards granted in and prior to the applicable year. Assumptions used in the calculation of these amounts are included in the footnote labeled “Stock-Based Compensation” to the Company’s audited financial statements for the fiscal years ended December 29, 2007 and December 30, 2006 and included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2008 and February 22, 2007, respectively. Restricted stock units do not provide for dividend equivalents.

4.	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year, in accordance with FAS 123R for options granted pursuant to the 2002 Stock Incentive Plan and thus may include amounts from options granted in and prior to the applicable year. Assumptions used in the calculation of these amounts are set forth below and are otherwise included in the footnote labeled “Stock-Based Compensation” to the Company’s audited financial statements for the fiscal years ended December 29, 2007 and December 30, 2006 and included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2008 and February 22, 2007, respectively.

Option Valuation Black-Scholes Assumptions
	Dividend Yield	Risk-Free Interest Rate	Volatility	Expected Life
2006 10-K
Footnote 11. Stock-Based Compensation	0	4.6%	32.0%	4.8
3/3/2006 Annual Grant	0	4.6%	32.0%	6.2

2007 10-K
Footnote 11. Stock-Based Compensation	0	4.7%	29.0%	5.0
2/23/2007 Annual Grant	0	4.7%	29.0%	5.8
8/31/2007 Mid-Year Grant	0	4.3%	29.0%	5.8

5.	The amounts in column (g) reflect the cash awards to the named executive officers under the EAIP, which is discussed in further detail on page 28 under the heading “Annual bonuses.”
6.	The amounts in column (h) reflect the increase in the cash balance account value under the Company’s Cash Balance Retirement Plan and Supplemental Executive Retirement Plan.
7.	The amounts in column (i) All Other Compensation are detailed below.

	Company Matching Contribution under the 401(k) Savings Plan	Life Insurance Premiums for Basic Life Under the Group Term Insurance Program	Car Allowance Paid	Reimbursement for Financial Planning	Total
David B. Snow(8)	$10,125	$1,879	$22,620	$8,750	$43,374
Kenneth O. Klepper	$10,125	$1,096	—	—	$11,221
Joann A. Reed	$10,125	$783	—	—	$10,908
John P. Driscoll	$10,125	$621	—	—	$10,746
Bryan D. Birch	$10,125	$671	—	—	$10,796

8.	Mr. Snow’s current position became effective March 1, 2006. Mr. Snow commenced his employment on March 31, 2003 as Chief Executive Officer and President. On June 9, 2003, Mr. Snow was appointed Chairman of the Board of Directors. The amounts disclosed for Mr. Snow’s car allowance and financial planning are the total amounts reimbursed pursuant to Mr. Snow’s employment agreement. Mr. Snow does not receive any compensation for his services as a director of the Company.
9.	Mr. Klepper’s current position became effective March 1, 2006. Prior to that date, Mr. Klepper served as Executive Vice President and Chief Operating Officer.
10	Mr. Driscoll’s current position became effective June 1, 2006. Prior to that date, Mr. Driscoll served as Senior Vice President, Product and Business Development.
11.	Mr. Birch’s current position became effective April 1, 2006. Prior to that date, Mr. Birch served as Group President, Systemed.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	BOD Meeting Date (c)(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (g)(3)	All Other Option Awards: Number of Securities Underlying Options (#) (h)(4)	Exercise or Base Price of Option Awards ($/Sh) (i)(5)	Grant Date Fair Value ($) (j)
			Threshold ($) (d)(2)	Target ($) (e)(2)	Maximum ($) (f)(2)
David B. Snow, Jr.	—	—	$650,000	$1,300,000	$3,250,000	—	—	—	—
	2/23/2007	2/13/2007	—	—	—	56,790	653,130	$33.70	$10,169,102
Kenneth O. Klepper	—	—	$301,000	$602,000	$1,505,000	—	—	—	—
	2/23/2007	2/13/2007	—	—	—	39,780	113,220	$33.70	$2,771,488
	8/31/2007	7/25/2007	—	—	—	6,700	19,120	$42.73	$583,765
JoAnn A. Reed	—	—	$192,500	$385,000	$962,500	—	—	—	—
	2/23/2007	2/13/2007	—	—	—	22,100	62,900	$33.70	$1,539,716
	8/31/2007	7/25/2007	—	—	—	12,280	35,100	$42.73	$1,070,819
John P. Driscoll	—	—	$133,260	$266,520	$666,300	—	—	—	—
	2/23/2007	2/13/2007	—	—	—	25,640	72,960	$33.70	$1,786,154
	8/31/2007	7/25/2007	—	—	—	13,580	38,800	$42.73	$1,183,934
Bryan D. Birch	—	—	$134,850	$269,700	$674,250	—	—	—	—
	2/23/2007	2/13/2007	—	—	—	15,470	44,030	$33.70	$1,077,801
	8/31/2007	7/25/2007	—	—	—	13,580	38,800	$42.73	$1,183,934

1.	The Board of Directors held meetings on February 13, 2007 and July 25, 2007 during which the awards reported in the Grants of Plan-Based Awards table were approved. The Board of Directors previously established quarterly grant dates and specifically required that the awards not be granted until the previously established grant date following the meeting. As a result, the awards were made in accordance with the Board’s action on the quarterly grant date following the meeting. For more details, see “Stock Option Grant Practices” on page 32.
2.	The amounts in column (d) reflect the minimum payment level under the Company’s EAIP which is 50 percent of the target amount. No amounts are paid if the threshold performance level of 50 percent is not attained. The EAIP permits maximum awards of up to 250% of target. The actual award to each executive officer is based on individual performance against goals and objectives and may be more or less than the award funded by corporate performance. For a thorough discussion of the EAIP, see “Annual Bonuses” on page 28.
3.	The amounts in column (g) reflect the number of restricted stock units granted to each named executive officer under the 2002 Stock Incentive Plan. Restricted stock units vest in one installment on the third anniversary of grant, subject to continued employment. Restricted stock units also vest in full upon death or termination of employment following a change in control. A prorated portion vests if the executive’s employment is terminated without cause. Unvested restricted stock units are forfeited upon any other termination of employment. Upon vesting, restricted stock units convert into shares of Company stock. The executives may elect to defer payment of restricted stock units. Restricted stock units do not provide for dividend equivalents.
4.	The amounts in column (h) reflect the number of stock options granted to each named executive officer under the 2002 Stock Incentive Plan. The options vest in three installments beginning on the first anniversary of the grant. In the case of termination of employment following a change in control, unvested options will vest and remain exercisable for two years. In the case of death, the next installment vests and the remaining unvested options terminate. In all other cases, the unvested options terminate upon termination of employment. Vested options remain exercisable for a stated period ranging from 90 days to two years depending on the circumstances of the termination.

Outstanding Equity Awards at Fiscal Year-End

	Grant Date	Option Awards					Stock Awards
Name (a)		Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)(3)
David B. Snow, Jr.	2/23/2007			653,130	$33.70	2/22/2017	56,790	$2,860,512
	3/3/2006	123,332		246,668	$29.24	3/2/2016	93,600	$4,714,632
	2/25/2005	256,800		128,400	$22.10	2/24/2015	105,200	$5,298,924
	2/27/2004	476,200			$16.26	2/26/2014

Kenneth O. Klepper	8/31/2007			19,120	$42.73	8/30/2017	6,700	$337,479
	2/23/2007			113,220	$33.70	2/22/2017	39,780	$2,003,719
	3/3/2006	40,800		81,600	$29.24	3/2/2016	47,600	$2,397,612
	2/25/2005	66,266		33,134	$22.10	2/24/2015	40,600	$2,045,022
	2/27/2004	53,334			$16.26	2/26/2014

JoAnn A. Reed	8/31/2007			35,100	$42.73	8/30/2017	12,280	$618,544
	2/23/2007			62,900	$33.70	2/22/2017	22,100	$1,113,177
	3/3/2006	16,320		32,640	$29.24	3/2/2016	19,040	$959,045
	2/25/2005	33,132		16,568	$22.10	2/24/2015	20,300	$1,022,511
	2/27/2004	136,000			$16.26	2/26/2014
	8/26/2003	455,000	(4)		$13.46	8/25/2013

John P. Driscoll	8/31/2007			38,800	$42.73	8/30/2017	13,580	$684,025
	2/23/2007			72,960	$33.70	2/22/2017	25,640	$1,291,487
	3/3/2006	16,320		32,640	$29.24	3/2/2016	19,040	$959,045
	2/25/2005			18,934	$22.10	2/24/2015	23,200	$1,168,584

Bryan D. Birch	8/31/2007			38,800	$42.73	8/30/2017	13,580	$684,025
	2/23/2007			44,030	$33.70	2/22/2017	15,470	$779,224
	3/3/2006	16,320		32,640	$29.24	3/2/2016	19,040	$959,045
	2/25/2005	47,332		23,668	$22.10	2/24/2015	29,000	$1,460,730

1.	Except as specifically footnoted, option grants vest in three annual installments beginning on the first anniversary of the date of grant.
2.	All restricted stock unit awards reflected in column (f) vest 100% on the third anniversary of the date of grant. For each executive officer, the award granted on February 25, 2005 vested on February 25, 2008. The award granted on March 3, 2006 will vest on March 3, 2009 and the award granted on February 23, 2007 will vest on February 23, 2010. The fourth award listed for Mr. Klepper, Ms. Reed, Mr. Driscoll and Mr. Birch granted on August 31, 2007 will vest on August 31, 2010.
3.	The amounts in column (g) reflect the market value of the units at the closing stock price on December 28, 2007 ($50.37), the last trading day of the fiscal year.
4.	This option grant vested 100% on August 26, 2005.

Option Exercises and Stock Vested

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)
David B. Snow, Jr.	634,200	$17,843,217

Kenneth O. Klepper	22,222	$456,440
	22,222	$434,218
	22,224	$478,705
	100,000	$1,988,500
	100,000	$1,980,500

JoAnn A. Reed	180,192	$3,820,728
	180,000	$3,877,200

John P. Driscoll	53,334	$1,033,613
	46,666	$828,088
	46,668	$1,224,802
	37,866	$1,056,461

Bryan D. Birch	60,000	$1,268,400
	60,000	$1,211,700
	80,000	$1,653,600

1.	The value realized on exercise is based on the actual price at which the executive’s exercise settled. Each executive officer is subject to stock ownership guidelines that require the executive to retain a portion of their profit shares on exercise until the target guideline has been attained. See “Stock Ownership and Holding Policy” on page 31. Each executive officer retained a portion of the profit shares from their option exercises in 2007 and each executive has now satisfied the ownership requirement. In the case of Mr. Snow and Ms. Reed, each retained a portion of their profit shares even though they had previously attained their ownership guideline. Mr. Driscoll’s option exercises with respect to 46,668 and 37,866 shares occurred after he satisfied his guideline and as a result Mr. Driscoll sold those shares upon exercise.

Nonqualified Deferred Compensation

The named executive officers are permitted to elect to defer payment of restricted stock units. Deferral elections are generally required to be made prior to grant, however, as permitted under the Internal Revenue Code, changes to deferral elections are permitted through the year prior to vesting. Executives may defer receipt to a specified date or until six months after termination of employment. Deferred restricted stock units are paid in shares on a one for one basis and are automatically paid out on the death of an executive.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)
David B. Snow, Jr.	—	—	—	—	—
Kenneth O. Klepper(1)	$0	—	$1,182,500	—	$2,518,500
JoAnn A. Reed	—	—	—	—	—
John P. Driscoll	—	—	—	—	—
Bryan D. Birch	—	—	—	—	—

1.	Mr. Klepper elected to defer payment of 50,000 restricted stock units that vested on August 26, 2006 until six months after his separation from service. Deferred restricted stock units are paid in shares of Medco stock. Each unit is equivalent to one share of stock.
2.	The amount in column (d) represents the difference in the closing price of 50,000 shares of Medco common stock underlying restricted stock units deferred by Mr. Klepper in 2006 on December 29, 2006 and December 28, 2007, the last trading day of each fiscal year.
3.	The amount in column (f) represents the value of 50,000 shares of Medco common stock at the closing price on December 28, 2007 ($50.37), the last trading day of the fiscal year. Of the amount reported in column (f), $149,566 was reported in column (c) of the Summary Compensation Table for fiscal year 2006.

Pension Benefits

Medco maintains two defined benefit retirement plans for our employees, the Medco Cash Balance Retirement Plan, a tax-qualified plan covering most Medco employees, and the Medco Health Solutions, Inc. Supplemental Retirement Plan, an unfunded plan that covers all Medco employees whose base salary exceeds the limits established under the Internal Revenue Code. The Medco Supplemental Retirement Plan, which was adopted as of January 1, 1998, is intended to provide benefits that the Medco Cash Balance Retirement Plan does not provide because of those salary limitations. If eligible, an individual participates in both plans as the Medco Supplemental Retirement Plan does not replace the Medco Cash Balance Retirement Plan.

The named executive officers participate in the Medco Cash Balance Retirement Plan and the Medco Supplemental Retirement Plan. A participant’s retirement income is determined as follows: for each calendar year, a participant’s aggregate accrued benefit under the plans, which is stated as an account balance, is increased by a service credit and an interest credit. The service credit is equal to 3.5% of base pay for participants with 10 or less years of service and 4.5% of base pay for participants with more than 10 years of service. Base pay is regular base wages and does not include bonus or option gain. Interest credits are a stated percentage of the accrued benefit. For 2007, interest was credited at 4.94%. Effective January 1, 2008 participants vest in their account balance after three years of service. The table below indicates years of service for each named executive officer and the present value of their accrued benefit under each plan. The plans do not provide for an offset for Social Security benefits. Ms. Reed is the only named executive officer with more than 10 years of service. Accordingly, Ms. Reed’s service credit was equal to 4.5% of base pay while the other named executive officers accrued a benefit at the rate of 3.5% of pay.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)(1)	Payments During Last Fiscal Year ($) (e)
David B. Snow, Jr.	Medco Health Solutions, Inc. Cash Balance Retirement Plan	5	$40,043	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	5	$136,078	—

Kenneth O. Klepper	Medco Health Solutions, Inc. Cash Balance Retirement Plan	5	$40,043	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	5	$51,400	—

JoAnn A. Reed(2)	Medco Health Solutions, Inc. Cash Balance Retirement Plan	20	$140,052	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	20	$64,875	—

John P. Driscoll	Medco Health Solutions, Inc. Cash Balance Retirement Plan	5	$39,046	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	5	$22,235	—

Bryan D. Birch	Medco Health Solutions, Inc. Cash Balance Retirement Plan	5	$38,381	—
	Medco Health Solutions, Inc. Supplemental Employee Retirement Plan	5	$27,121	—

1.	The amount in column (d) reflects each participant’s account balance that has been accrued under the Medco Cash Balance and Supplemental Retirement Plans. A participant’s accrued benefit is increased by service and interest credits. These account balances are as of December 31, 2007 and include service and interest credits through 2007.
2.	As noted in Form 8-K filed on October 9, 2007, Ms. Reed will retire from her positions as Senior Vice President, Finance and Chief Financial Officer effective March 15, 2008. However, because she will remain as a part-time employee, these amounts are not yet payable.

Employment Agreement with David B. Snow, Jr.

Mr. Snow has an employment agreement with the Company that governs the terms of his employment. The agreement was amended in 2007 to extend the term through March 31, 2009. The employment agreement provides generally for coverage under the Company’s compensation and benefit programs and also provides for an annual car allowance of $22,620, which is paid in monthly installments and up to $10,000 for financial planning.

The Company may terminate Mr. Snow’s employment at any time with or without cause, and Mr. Snow may terminate his employment with or without good reason (as these terms are defined in the agreement). The payments that would be made to Mr. Snow in connection with the termination of his employment are detailed in the table below. Upon any termination of employment, Mr. Snow would also receive payment of his accrued but unused vacation days. Accrued vacation is paid in a lump sum. Vacation days accrue on the first day of each calendar year. Half of each vacation accrual can be carried over through the first quarter of the subsequent year. Mr. Snow would also receive reimbursement of any outstanding business expenses incurred prior to termination (such as travel expenses) and amounts reimbursable under his employment agreement for financial planning.

In addition, upon termination of employment for any reason, Mr. Snow will receive payment of his vested benefits under the company’s pension plans as disclosed in the Pension Benefits table. Mr. Snow fully vested in his pension benefit on January 1, 2008. Pension benefits are generally paid in a lump sum, however, Mr. Snow could elect to receive his Cash Balance benefit in installments or have it rolled over into an individual retirement account (IRA). Mr. Snow is fully vested in his 401(k) account balance and that balance can be paid to him upon termination of employment. 401(k) balances can also be rolled over into an IRA or left in the plan to age 65.

The following table sets out the payments that could be paid to Mr. Snow upon a termination of his employment. The amounts shown assume that the termination event occurred on December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to Mr. Snow upon his termination. The actual amounts to be paid out can only be determined at the time of Mr. Snow’s separation from the Company.

Potential Payments upon Termination or Change in Control as of December 31, 2007

David B. Snow, Jr.

	Voluntary Termination					Involuntary Termination
Executive Benefits and Payments Upon Termination	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	Good Reason(5)	For Cause Termination(6)	Involuntary Not for Cause Termination(7)	Change in Control(8)
Severance	$0	$0	$0	$3,000,000	$6,000,000	$0	$6,000,000	$9,000,000
Value of Long-term Incentives(9)	$0	$0	$22,739,209	$12,874,068	$8,549,328	$0	$8,549,328	$32,603,708
Post-employment Health Care	$0	$0	$0	$16,672	$16,672	$0	$16,672	$16,672
Life Insurance Proceeds	$0	$0	$1,950,000	$0	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$574,627	$0	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0	$2,659,027

Total	$0	$0	$24,689,209	$16,465,367	$14,566,000	$0	$14,566,000	$44,279,407

1.	Upon voluntary termination, Medco’s only obligation is to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All previously vested options remain exercisable for 90 days and all unvested options and restricted stock units are forfeited as of the effective date of the termination.

2.	Upon retirement (assuming he was age 65 and had 5 years of service as of December 31, 2007), Mr. Snow would forfeit his unvested stock options and restricted stock units. Mr. Snow would receive payment of his accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. For purposes of equity awards and post-employment health benefits, “Retirement” is defined as age 60 with at least 15 years of service.
3.	Upon death, Mr. Snow’s beneficiaries would receive payment of the proceeds of company provided life insurance. Payment of accrued but unused vacation would also be made to his legal representative. In addition, the next vesting installment of the 2005, 2006 and 2007 option grants will accelerate and the 2006 and 2007 restricted stock unit grants will vest in full as of the date of death.
4.	Upon termination from the Company by reason of disability, Medco is obligated to pay Mr. Snow severance in an amount equal to one times the sum of current annual base pay plus the last annual bonus. Severance is paid in installments and is conditioned upon Mr. Snow signing a general release of claims and complying with the non-competition and non-solicitation provisions of his employment agreement. In addition, Mr. Snow is entitled to company-paid COBRA benefits for up to 12 months. Mr. Snow would receive monthly disability payments (60% of pay up to $2,000 per month) under a company-provided disability plan to age 65. Medco is also obligated to pay Mr. Snow’s accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2005, 2006 and 2007 grants will be forfeited. The 2005, 2006 and 2007 restricted stock unit grants will continue to vest as scheduled.
5.

Upon termination for Good Reason, Medco is obligated to pay Mr. Snow severance in an amount equal to two times the sum of current annual base pay plus the last annual bonus. Severance is paid in installments and is conditioned upon Mr. Snow signing a general release of claims and complying with the non-competition and non-solicitation provisions of his employment agreement. In addition, Mr. Snow is entitled to company-paid COBRA benefits for up to 12 months. Medco is also obligated to pay Mr. Snow’s accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2005, 2006 and 2007 grants will be forfeited as of the effective date of the termination. A prorated portion of the 2005, 2006 and 2007 restricted stock unit grants will vest (1/36th for each month between the date of grant and the date of termination) according to the terms and conditions of the grant. Good Reason is defined in the employment agreement and generally arises if Medco takes any action that results in a substantial and material diminution in Mr. Snow’s position, authority, duties or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied promptly.

6.	Upon termination for Cause, Medco’s only obligation is to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All previously vested but unexercised options and all unvested options and unvested restricted stock units will be cancelled immediately as of the effective date of the termination. Cause is defined in the employment agreement and is generally limited to acts of personal dishonesty or misrepresentation, willful and deliberate violations of obligations under the employment agreement, gross neglect or gross misconduct in carrying out duties and resulting in material economic harm to Medco, or the conviction of, or plea of nolo contendere by, the executive to a felony.
7.

Upon an involuntary termination other than for Cause, Medco is obligated to pay Mr. Snow severance in an amount equal to two times the sum of current annual base pay plus the last annual bonus. Severance is paid in installments and is conditioned upon Mr. Snow signing a general release of claims and complying with the non-competition and non-solicitation provisions in his employment agreement. In addition, Mr. Snow is entitled to company-paid COBRA benefits for up to 12 months. Medco is also obligated to pay Mr. Snow’s accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2005, 2006 and 2007 grants will be forfeited as of the effective date of the termination. A prorated portion of the 2005, 2006 and 2007 restricted stock unit grants will vest (1/36th for each month between the date of grant and the date of termination) according to the terms and conditions of the grant.

8.	Upon involuntary termination other than for Cause within one year following a change in control, Medco is obligated to pay Mr. Snow severance in a lump sum in an amount equal to three times the sum of current annual base pay plus the last annual bonus. Payment of severance is conditioned upon Mr. Snow signing a general release of claims and complying with the non-competition and non-solicitation provisions in his employment agreement. In addition, Mr. Snow is entitled to company-paid COBRA benefits for up to 12 months. Medco is also obligated to pay Mr. Snow’s accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2005, 2006 and 2007 grants and all unvested restricted stock units will be fully vested as of a date of termination occurring within two years after a change in control. Medco is also obligated to pay Mr. Snow an amount equal to 125% of any excise tax attributable to these amounts. This is shown in the table as the 280G Tax Gross Up. The change in control benefits, including any accelerated vesting of equity awards, are subject to both a change in control and loss of employment.
9.	The amounts reported for long-term incentives (stock options and restricted stock units) represent the in-the-money value of stock options and the value of restricted stock units that vest as a result of a termination of employment. The in-the-money value of stock options and the value of restricted stock units is calculated based on the closing stock price on December 28, 2007 ($50.37), the last trading day of the fiscal year. No amount is reported for options or units that were vested prior to December 31, 2007.

Potential Payments Upon Termination or Change in Control as of December 31, 2007

The following tables set out the payments that could be paid to the other named executive officers upon a termination of employment. The amounts shown assume that the termination event occurred as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of separation from the Company.

In addition to the amounts shown below, upon termination of employment for any reason, the executive officers will receive payment of:

•	vested benefits under the company’s pension plans as disclosed in the Pension Benefits table;

•	vested account balances under the company’s 401(k) Savings Plan;

•	accrued but unpaid vacation; and

•	unreimbursed business expenses.

Pension Benefits: As of December 31, 2007, only Ms. Reed was fully vested in her pension benefit. Each other executive officer became fully vested on January 1, 2008. Executives also fully vest upon reaching age 65 (though in each case the named executive officers would have had sufficient service before age 65). Pension benefits are generally paid in a lump sum, however, the executives could elect to receive their Cash Balance benefit in installments or have it rolled over into an individual retirement account (IRA).

401(k) Savings Plan: The executives are fully vested in their 401(k) account balances and those balances are eligible for payment upon termination of employment. 401(k) balances can also be rolled over into an IRA or left in the plan to age 65.

Accrued Vacation: Upon termination of employment, the executive officers will receive payment of their accrued but unused vacation days. Accrued vacation is paid in a lump sum. Vacation days accrue on the first day of each calendar year. Generally, half of each vacation accrual can be carried over through the first quarter of the subsequent year. Ms. Reed also has vacation days accrued under a prior Medco policy. Those days may be carried over year to year. For purposes of these tables, we have assumed that all accrued vacation was used by December 31, 2007.

Nonqualified Deferred Compensation: Mr. Klepper would receive payment of his deferred vested restricted stock units described in the Nonqualified Deferred Compensation table. Payment would be made in shares of company stock six months after termination.

Retirement Treatment: For purposes of the Company’s equity and post-employment healthcare benefits, an executive is retirement eligible after age 60 with at least 15 years of service.

Kenneth O. Klepper

Executive Benefits and Payments Upon Termination	Voluntary Termination				Involuntary Termination
	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	For Cause Termination(5)	Involuntary Not for Cause Termination(6)	Change in Control(7)
Severance	$0	$0	$0	$0	$0	$1,477,500	$2,955,000
Value of Long-term Incentives(8)	$0	$0	$9,260,442	$6,783,832	$0	$3,924,103	$11,478,192
Post-employment Health Care	$0	$0	$0	$0	$0	$10,059	$10,059
Life Insurance Proceeds	$0	$0	$1,000,000	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$407,028	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0

Total	$0	$0	$10,260,442	$7,190,860	$0	$5,411,662	$14,443,251

JoAnn A. Reed(9)

Executive Benefits and Payments Upon Termination	Voluntary Termination				Involuntary Termination
	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	For Cause Termination(5)	Involuntary Not for Cause Termination(6)	Change in Control(7)
Severance	$0	$0	$0	$0	$0	$975,000	$1,950,000
Value of Long-term Incentives(8)	$0	$3,713,276	$4,965,387	$3,713,276	$0	$1,903,091	$6,188,044
Post-employment Health Care	$0	$0	$0	$0	$0	$10,059	$10,059
Life Insurance Proceeds	$0	$0	$863,000	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$375,717	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0

Total	$0	$3,713,276	$5,828,387	$4,088,993	$0	$2,888,150	$8,148,103

John P. Driscoll

Executive Benefits and Payments Upon Termination	Voluntary Termination				Involuntary Termination
	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	For Cause Termination(5)	Involuntary Not for Cause Termination(6)	Change in Control(7)
Severance	$0	$0	$0	$0	$0	$890,000	$1,780,000
Value of Long-term Incentives(8)	$0	$0	$5,487,461	$4,103,140	$0	$2,097,855	$6,840,763
Post-employment Health Care	$0	$0	$0	$0	$0	$10,059	$10,059
Life Insurance Proceeds	$0	$0	$788,000	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$398,071	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0

Total	$0	$0	$6,275,461	$4,501,211	$0	$2,997,914	$8,630,822

Bryan D. Birch

Executive Benefits and Payments Upon Termination	Voluntary Termination				Involuntary Termination
	Voluntary Termination(1)	Retirement at Age 65(2)	Death(3)	Disability(4)	For Cause Termination(5)	Involuntary Not for Cause Termination(6)	Change in Control(7)
Severance	$0	$0	$0	$0	$0	$875,000	$1,750,000
Value of Long-term Incentives(8)	$0	$0	$5,240,409	$3,883,023	$0	$2,231,475	$6,272,213
Post-employment Health Care	$0	$0	$0	$0	$0	$13,076	$13,076
Life Insurance Proceeds	$0	$0	$788,000	$0	$0	$0	$0
Disability Benefits	$0	$0	$0	$476,506	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0

Total	$0	$0	$6,028,409	$4,359,529	$0	$3,119,551	$8,035,289

1.	Upon voluntary termination, Medco’s only obligation to the executive officer is to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All previously vested options remain exercisable for 90 days and all unvested options and restricted stock units are forfeited as of the effective date of the termination.
2.	Assuming the named executive officer retired on December 31, 2007 at 65 years old with actual years of service, the officer would be eligible to receive accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. In addition, unless the officer had at least 15 years of service, options and restricted stock units are treated as though the executive voluntarily terminated employment. As of December 31, 2007, only Ms. Reed had at least 15 years of service. Accordingly, her unvested options would be forfeited and her vested options would remain outstanding for two years (the vested options held by the other executives would remain exercisable for 90 days). In addition, Ms. Reed’s 2005, 2006 and 2007 restricted stock units would continue vest on their normal vesting dates while Messrs. Klepper, Birch and Driscoll would forfeit their restricted stock units.
3.	Upon death, the named executive officers’ beneficiaries would receive payment of the proceeds of company provided life insurance and their legal representatives would receive payment of accrued but unused vacation. In addition, the next vesting installment of the 2005, 2006 and 2007 option grants will accelerate and the 2005, 2006 and 2007 restricted stock unit grants will vest in full as of the date of death.

4.	Upon termination by reason of disability, Medco is obligated to pay accrued but unused vacation. All previously vested options remain exercisable for 90 days and all unvested options are forfeited as of the effective date of the termination. The 2005, 2006 and 2007 restricted stock unit grants will continue to vest as scheduled. The named executive officer would receive monthly disability payments (60% of pay up to $2,000 per month) under a company provided disability plan to age 65. Generally, employees are not formally terminated until they have been disabled for two years under Medco’s long-term disability plan. During that period of inactive service, the employee would receive continued health and life insurance benefits. Health and life insurance benefits terminate upon termination of employment. However, there is no obligation to continue to employ employees (including the named executive officers) during a period of disability and there is no way to determine whether the employment of any of the named executive officers would be continued during a period of disability. For purposes of this chart, we have assumed that formal termination of employment occurred on December 31, 2007.
5.	Upon termination for Cause, Medco’s only obligation is to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All previously vested but unexercised options and all unvested options and unvested restricted stock units will be cancelled immediately as of the effective date of the termination. Cause is specifically defined in the applicable compensation plans and programs. Generally, cause is limited to willful misconduct or willful failure to perform duties, gross negligence, or conviction of, or entering a plea to, a felony or crime involving dishonesty.
6.	Upon an involuntary termination other than for Cause, Medco is obligated to pay the named executive officers severance in an amount equal to one times the sum of current annual base pay plus the last annual bonus. Severance is paid in equal installments over a one-year period on normal payroll dates. Payment of severance is conditioned upon the executive signing a general release of claims and complying with the terms of a non-competition and non-solicitation agreement. In addition, the named executive officers are entitled to continued health coverage for 12 months. Medco is also obligated to pay accrued but unused vacation. For purposes of this table, we have assumed that all accrued vacation was used by December 31. All unvested options from the 2005, 2006 and 2007 grants will be forfeited as of the effective date of the termination. A prorated portion of the 2005, 2006 and 2007 restricted stock unit grants will vest (1/36th for each month between the date of grant and the date of termination) according to the terms and conditions of the grant.
7.	Upon termination of employment within one year of a change in control (other than for cause or as a result of death or disability), Medco is obligated to pay the named executive officers severance in an amount equal to two times the sum of current annual base pay plus the last annual bonus. This severance amount is also payable if the executive terminates his or her employment for “good reason” within that one-year period. Good reason is specifically defined in the 2006 Change in Control Executive Severance Plan and generally covers situations in which the executive’s duties, responsibilities or pay opportunity has been significantly reduced. Severance is paid in equal installments over a two-year period on normal payroll dates. Payment of severance is conditioned upon the executive signing a general release of claims and complying with the terms of a non-competition and non-solicitation agreement. In addition, the named executive officers are entitled to continued health coverage for 12 months. Medco is also obligated to pay accrued but unused vacation. All unvested options from the 2005, 2006 and 2007 grants and all unvested restricted stock units will be fully vested in accordance with the terms of the grant following a termination occurring within two years after a change in control. Change in control benefits, including any accelerated vesting of equity awards, are subject to both a change in control and loss of employment.
8.	The amounts reported for long term incentives (stock options and restricted stock units) represent the in-the-money value of stock options and the value of restricted stock units that vest as a result of a termination of employment. The in-the-money value of stock options and the value of restricted stock units is calculated based on the closing stock price on December 28, 2007 ($50.37), the last trading day of the fiscal year. No amount is reported for options or units that were vested prior to December 31, 2007.
9.	As noted in Form 8-K filed on October 9, 2007, Ms. Reed will retire from her positions as Senior Vice President, Finance and Chief Financial Officer, effective March 15, 2008. However, because she will remain as a part-time employee, no amounts are payable at this time as a result of her retirement.

DIRECTOR COMPENSATION

During 2007, each director who was not a Company employee was compensated for services as a director by an annual retainer of $50,000 and a meeting fee of $2,000 for each regular Board and Committee meeting attended and $1,000 for each telephonic meeting. The Lead Director and the Chairmen of the Compensation Committee and Corporate Governance and Nominating Committee were compensated for such services by an annual retainer of $10,000. The Chairman of the Audit Committee was compensated for such service by an annual retainer of $20,000 and each other member of the Audit Committee received an annual retainer of $5,000. Company employees serving on the board do not receive any compensation for services as a director. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s business travel accident and directors’ and officers’ indemnity insurance policies. Director compensation is summarized in the following table:

Annual Retainer	$50,000

Other Annual Retainers
Audit Committee Chairman	$20,000
Compensation Committee Chairman	$10,000
Governance and Nominating Committee Chairman	$10,000
Audit Committee Member	$5,000
Lead Director	$10,000

Meeting Fees/Expenses	$2,000 per regular meeting; $1,000 per telephonic meeting; expenses for travel and director education are reimbursed.

Annual Equity Grants	Annual grant with a present value of $175,000 on the date of each Annual Meeting of Shareholders (vesting in one year). The award is split in value between options (valued according to Black-Scholes) and restricted stock units (valued at fair market value) on the date of the Annual Meeting. Options will have an exercise price equal to the fair market value of common stock on the grant date. The number of shares is rounded up to the nearest whole 100 shares.

For 2007, directors elected at the 2007 Annual Meeting of Shareholders or continuing to serve following the 2007 Annual Meeting received approximately $180,000 of Medco equity. Fifty percent of the value was delivered in the form of stock options and 50% in restricted stock units (6,200 nonqualified stock options and 2,400 restricted stock units). Grants were made on May 24, 2007, the date of the Annual Meeting of Shareholders. The exercise price of the options was set at the closing price of the Company’s Common Stock on the grant date as quoted on the NYSE. Directors joining the Board after that date received a pro-rated grant. Options and restricted stock units granted in 2007 vest one year after they are granted. Restricted stock units are automatically deferred and cannot be converted into Common Stock while the director serves on the Board. Retainers and meeting fees for 2008 remain the same, though equity grants for directors will be weighted 65% of the value in options and 35% of the value in restricted stock units to align with the equity mix provided to our executive officers, other than Mr. Snow.

Like our executive officers, directors are subject to stock ownership requirements. Directors are required to acquire 10,000 shares of Medco common stock within five years of joining the Board. Directors are also required to defer vested restricted stock units until their service ends. These vested units are counted toward the ownership target and, in the past, have been sufficient to satisfy the ownership target. The obligation to hold Medco common stock applies during their term as a director and for three months after their term ends. As of December 30, 2007, no current director had exercised stock options or received payment of deferred restricted stock units. Three former directors each received payment of deferred restricted stock units during 2007. In addition, Dr. Strom exercised stock options after his service with the board ended.

The following table sets out the compensation paid to or on behalf of our directors during 2007.

Director	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)(1)(3)	Option Awards ($) (c)(2)(3)	All Other Compensation ($) (d)(4)	Total ($) (e)
Howard W. Barker, Jr.	$121,000	$97,769	$124,997	$57	$343,823
John L. Cassis	$114,000	$97,769	$124,997	$57	$336,823
Michael Goldstein	$125,000	$97,769	$124,997	$57	$347,823
Lawrence S. Lewin(5)	$73,000	$136,634	$162,661	$543,751	$916,046
Charles M. Lillis	$83,000	$97,769	$124,997	$57	$305,823
Myrtle Potter(6)	$4,900	$819	$562	$3	$6,285
Edward Roper(7)	$6,900	$819	$562	$3	$8,285
Edward H. Shortliffe(8)	$58,500	$136,634	$162,661	$498,484	$856,279
David D. Stevens(9)	$77,000	$54,411	$52,730	$57	$184,198
Brian L. Strom(10)	$16,500	$43,358	$72,267	$8	$132,133
Blenda J. Wilson	$77,000	$97,769	$124,997	$57	$299,823

1.	The amounts in column (b) reflect the dollar amount recognized for financial statement reporting purposes for the 2007 fiscal year, in accordance with FAS 123R for awards of restricted stock units granted pursuant to the 2002 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are set forth below and are otherwise included in the footnote labeled “Stock-Based Compensation” to the Company’s audited financial statements for the fiscal years ended December 29, 2007 and December 30, 2006 and included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2008 and February 22, 2007, respectively.

Option Valuation Black-Scholes Assumptions
	Dividend Yield	Risk-Free Interest Rate	Volatility	Expected Life
2006 10-K
Footnote 11. Stock-Based Compensation	0	4.6%	32.0%	4.8
5/24/2006 Grant	0	5.0%	32.0%	6.2
2007 10-K
Footnote 11. Stock-Based Compensation	0	4.7%	29.0%	5.0
5/24/2007 Grant	0	4.8%	29.0%	5.8

2.	The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the 2007 fiscal year, in accordance with FAS 123R for options granted pursuant to the 2002 Stock Incentive Plan and thus may include amounts from options granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in the footnote labeled “Stock-Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 29, 2007 and December 30, 2006 and included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2008 and February 22, 2007, respectively.

3.	The following table sets out the grant date fair value of stock awards granted to directors in 2007. In addition, it also sets out the number of shares outstanding under all stock awards as of December 30, 2007.

Director	Grant Date Value of Options Granted in 2007	Options Outstanding as of 12/29/2007	Grant Date Value of RSUs Granted in 2007	Unvested RSUs Outstanding as of 12/29/07	Vested Deferred RSUs Outstanding as of 12/29/07
Howard W. Barker, Jr.	$90,394	54,200	$93,276	2,400	24,000
John L. Cassis	$90,394	54,200	$93,276	2,400	24,000
Michael Goldstein	$90,394	54,200	$93,276	2,400	24,000
Lawrence S. Lewin	$90,394	54,200	$93,276	0	0
Charles M. Lillis	$90,394	54,200	$93,276	2,400	20,000
Myrtle Potter	$6,745	400	$9,833	200	0
William Roper	$6,745	400	$9,833	200	0
Edward H. Shortliffe	$90,394	54,200	$93,276	0	0
David D. Stevens	$90,394	6,200	$93,276	2,400	0
Brian L. Strom	$0	32,000	$0	0	0
Blenda J. Wilson	$90,394	54,200	$93,276	2,400	24,000
4.	The amount in column (d) reflects the annual premium for business travel accident insurance for all directors except Mr. Lewin and Dr. Shortliffe.
5.	Mr. Lewin resigned from the Board of Directors on November 20, 2007. The amount in column (d) represents $50 for business travel accident insurance and a cash payment of $543,700 in settlement of a portion of his deferred restricted stock units that became payable upon his retirement from the Board.
6.	Ms. Potter was appointed to the Board of Directors effective December 11, 2007.
7.	Mr. Roper was appointed to the Board of Directors effective December 11, 2007.
8	Dr. Shortliffe resigned from the Board of Directors on September 21, 2007. The amount in column (d) represents $41 for business travel accident insurance and a cash payment of $498,443 in settlement of a portion of his deferred restricted stock units that became payable upon his retirement from the Board.
9.	Mr. Stevens was employed by Accredo through August 2006 and was elected to the Board of Directors on May 24, 2006. Mr. Stevens received executive life and disability benefits under his employment agreement and those benefits will continue through August 2008.
10	Dr. Strom resigned from the Board of Directors on February 21, 2007.

AUDIT COMMITTEE REPORT

The Audit Committee has the responsibility to oversee and review the preparation of the consolidated financial statements, the Company’s system of internal controls and the qualifications, independence and performance of both its internal auditors and its independent registered public accounting firm. We have the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board and which is posted on the Company’s Investor Relations website at www.medco.com/investor under “Corporate Governance.” The Board has determined that each member of the Audit Committee is independent under the standards of independence established under our corporate governance policies and the NYSE listing requirements and are also independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent registered public accounting firm performs an audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issues a report thereon. Our responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the Company’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States, or on the effectiveness of the system of internal control.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements and its internal control over financial reporting as of and for the fiscal year ended December 29, 2007. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), and PCAOB Auditing Standard No. 2 (An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements).

The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of PricewaterhouseCoopers LLP with representatives of that firm. We also reviewed, among other things, the audit and non-audit services performed by PricewaterhouseCoopers LLP and the amount of fees paid for such services. We periodically received updates on the amount of fees and scope of audit-related and non-audit related services provided. All services were provided consistent with applicable rules, policies and procedures and were approved in advance of the service being rendered. The Audit Committee’s meetings include, whenever appropriate, separate executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

Based on the Audit Committee’s review and the discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited consolidated financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

Audit Committee

Howard W. Barker, Jr., CPA (Chairman)

John L. Cassis

Michael Goldstein, CPA

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, this Audit Committee Report does not constitute soliciting material and shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

RELATED PARTY TRANSACTIONS

Related Person Transaction Policy

The Board of Directors has adopted a Related Person Transaction Policy (the “Policy”) that addresses the reporting, review and approval or ratification of transactions with related persons. The Company recognizes that related person transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the Company’s best interests. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between related persons and the Company may be incidental to the normal course of business or provide an opportunity that it is in the best interests of the Company to pursue or that is not inconsistent with the best interests of the Company and where it is not efficient to pursue an alternative transaction. The Policy therefore is not designed to prohibit related person transactions; rather, it is to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them. The Policy supplements the provisions of the Company’s Standards of Business Conduct concerning potential conflict of interest situations.

The Policy applies to each director or executive officer of the Company; any nominee for election as a director of the Company; any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities; and any immediate family member of any of the foregoing persons (each, a “Related Person”).

Under the Policy, a charitable contribution or pledge to an organization that is considered a Related Person is considered a related person transaction, other than one made pursuant to an established policy for the Company to match contributions made by directors or executive officers. An amendment to an arrangement that is considered a related person transaction is, unless clearly incidental in nature, considered a separate related person transaction.

The Policy provides for the Corporate Governance and Nominating Committee to review all related person transactions and, wherever possible, to approve such transactions in advance of any such transaction being given effect.

In connection with approving or ratifying a related person transaction, the Corporate Governance and Nominating Committee considers, in light of the relevant facts and circumstances, whether or not the transaction is in, or not inconsistent with, the best interests of the Company, including consideration of the following factors to the extent pertinent:

•	the position within or relationship of the Related Person with the Company;

•	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;

•	the business purpose for and reasonableness of the transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;

•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•

the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The Policy provides standing pre-approval for certain types of transactions that the Corporate Governance and Nominating Committee has determined do not pose a significant risk of conflict of interest, either because a Related Person would not have a material interest in a transaction of that type or due to the nature, size and/or degree of significance to the Company.

The Company will disclose all Related Person transactions that are required to be disclosed pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules.

Related Person Transactions

A sibling of Bryan D. Birch (Group President, Employer Accounts) is an employee of Novartis AG. Pursuant to certain pharmaceutical rebate agreements, the Company obtained rebates in the amount of approximately $153 million during the 2007 Fiscal Year from Novartis AG for the dispensing of certain pharmaceutical products. Mr. Birch’s sibling is responsible for PBM rebate contracting at Novartis AG and may have a direct or indirect material interest in such transactions. In the opinion of management, the terms of the Company’s agreements with Novartis AG are customary, fair, reasonable and as favorable to the Company as those generally obtained from other third party pharmaceutical manufacturers. In addition, Novartis AG is a customer of the Company’s and paid the Company approximately $65 million for its services in the 2007 Fiscal Year. Other than as described above with respect to certain pharmaceutical rebate agreements, Mr. Birch’s sibling had no involvement in the contract for the provision of services by the Company to Novartis AG and the Company does not believe he has any direct or indirect material interest in this transaction.

A sister-in-law of Kenneth O. Klepper (President and Chief Operating Officer) is an executive officer of Helen of Troy Limited, which is a customer of the Company and paid the Company approximately $0.7 million for its services in the 2007 Fiscal Year. Mr. Klepper’s sister-in-law had no involvement in contract discussions and the Company does not believe she has any direct or indirect material interest in the transaction.

OTHER MATTERS

Equity Compensation Plan Information

	Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2002 Stock Incentive Plan	29,533,556		$24.38(1)	30,218,790
	2007 Employee Stock Purchase Plan	86,244			6,020,002

Equity compensation plans not approved by security holders	Accredo Health, Incorporated 2002 Long Term- Incentive Plan	3,194,456	(2)	$26.26	940,344

	Total	32,814,256			37,179,136

(1)	Restricted stock units, totaling 6,334,124 at December 29, 2007, which were issued under the 2002 Stock Incentive Plan, are not included in the weighted average computation.
(2)	In connection with the merger of Accredo into a subsidiary of the Company on August 18, 2005, the Company assumed options with respect to 1,590,178 shares (after giving effect to the exchange ratio provided in the merger agreement) under two plans maintained by Accredo (the 1999 Stock Option Plan and the 1996 Stock Option Plan) having a weighted average exercise price of $11.60. No further awards will be made from those plans. Statistics regarding the assumed options are not included in the above table. The Company assumed the Accredo Health, Incorporated 2002 Long-Term Incentive Plan and the options that had been granted under that plan as of August 18, 2005. Statistics regarding awards made under the Accredo Plan are included in the table. Details about the Accredo Plan are set forth in the narrative that follows the table.

The Accredo Health, Incorporated 2002 Long-Term Incentive Plan (the “Accredo Plan”) was assumed by the Company in connection with the merger of Accredo into a subsidiary of the Company. The Accredo Plan was approved by the public shareholders of Accredo prior to the merger. At the time of the merger, the Accredo Plan had 3,877,052 shares remaining available for grant. Grants are limited to Accredo employees. As of February 19, 2008, 828,261 shares remained available for grant under the Accredo Plan.

Under the terms of the Accredo Plan, grants of stock options and restricted stock units are made to Accredo employees in accordance with the regular granting practices of the Company as more fully described in the Compensation Discussion and Analysis beginning on page 24. Stock options are required to have an exercise price of at least fair market value on the grant date. No more than 10 percent of the shares available for issuance under the Accredo Plan are eligible to be granted in the form of restricted stock, restricted stock units or other “full value” awards.

Section 16 (a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers and persons who hold more than ten percent of the outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon a review of (i) the copies of Section 16(a) reports that Medco has received from such persons or entities for transactions in its Common Stock and their Common Stock holdings for the fiscal year ended December 29, 2007 and (ii) the representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the fiscal year ended December 29, 2007, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than ten percent of its Common Stock.

Form 10-K

The Company filed its Annual Report on Form 10-K for the 2007 Fiscal Year with the SEC on February 19, 2008. A copy of the Company’s Form 10-K (without exhibits or documents incorporated by reference) is being delivered or made available via the Internet concurrently with this Proxy Statement to all shareholders.

By Order of the Board of Directors,

Thomas M. Moriarty

Senior Vice President, General Counsel and

Secretary

Dated: April 8, 2008

Annex 1

PROPOSED THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MEDCO HEALTH SOLUTIONS, INC.

Adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware

Medco Health Solutions, Inc. (the “Corporation”), a corporation organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The Corporation was originally formed as a limited liability company by the filing of a certificate of formation under the name “Mergerco Delaware No. 1, L.L.C.” with the Secretary of State of the State of Delaware (the “Secretary of State”) on August 26, 1996. The name of the Corporation was changed to “Merck-Medco Managed Care, L.L.C.” pursuant to a merger effective upon the filing of a certificate of merger with the Secretary of State on December 27, 1996. The Corporation converted from a limited liability company to a corporation effective upon the filing of a certificate of conversion with the Secretary of State on May 21, 2002. In connection with this conversion, a certificate of incorporation for the Corporation was filed with the Secretary of State under the name “MedcoHealth Solutions, Inc.” on May 21, 2002. The present name of the Corporation is “Medco Health Solutions, Inc.,” as changed pursuant to a filing of an Amended and Restated Certificate of Incorporation with the Secretary of State on June 17, 2002. The Second Amended and Restated Certificate of Incorporation of the Corporation, which was filed with the Secretary of State on July 31, 2003, was duly amended on May 25, 2007.

2. This Third Amended and Restated Certificate of Incorporation of the Corporation, dated as of May 22, 2008, was, in accordance with Sections 242 and 245 of the DGCL, (a) duly proposed by resolutions adopted and declared advisable by the Board of Directors of the Corporation (the “Board of Directors”), (b) approved by its stockholders at its annual meeting of stockholders and (c) duly executed by an authorized officer of the Corporation pursuant to Section 103 of the DGCL.

3. This Third Amended and Restated Certificate of Incorporation of the Corporation restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, as heretofore amended, corrected or supplemented, and, upon filing with the Secretary of State in accordance with Section 103, shall supersede the Certificate of Incorporation of the Corporation, as heretofore amended and restated, corrected or supplemented, and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Certificate of Incorporation of the Corporation.

4. Pursuant to Section 103(d) of the DGCL, this Third Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State.

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the Corporation is Medco Health Solutions, Inc.

SECOND. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,010,000,000, of which 2,000,000,000 shares with the par value of $0.01 per share shall constitute a class designated as Common Stock, and 10,000,000 shares with the par value of $0.01 per share shall constitute a class designated as Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time. The Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of Preferred Stock (with respect to each series of Preferred Stock, the “Preferred Stock Designation”).

FIFTH. The Board of Directors is expressly authorized to adopt, amend or repeal any bylaws of the Corporation by resolutions duly adopted by a majority of the directors then in office, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them at a meeting duly called for that purpose by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SEVENTH. The number of directors constituting the entire Board of Directors shall be not less than three (3), nor more than fifteen (15), as may be fixed from time to time by resolutions duly adopted by the Board of Directors.

Each director who is serving as a director as of the date of this Certificate of Amendment, or is hereafter elected a director, shall hold office until the expiration of the term for which he or she has been elected, and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. At the 2008 annual meeting of shareholders, the successors of the class of directors whose terms expire at that meeting shall be elected for a two-year term expiring at the 2010 annual meeting of shareholders. At the 2009 annual meeting of shareholders, the successors of the class of directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2010 annual meeting of shareholders. At the 2010 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of shareholders. Continuing until after the annual meeting of shareholders in 2009, if the number of directors is changed, any increase or decrease shall be apportioned among Class I, Class II, and Class III so as to maintain the number of directors in each class as nearly equal as possible.

A director may be removed from office with cause, or in the case of any director elected for a one-year term without cause, but in each case only by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.

Except as otherwise provided pursuant to the provisions of the Certificate of Incorporation of the Corporation (including any Preferred Stock Designation), newly created directorships resulting from any increase in the number of directors, and any vacancies on the Board of Directors (resulting from death, resignation, retirement, disqualification, removal, or other cause), shall be filled by the affirmative vote of a majority of the directors then in office. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the one-year term, or if applicable, the remainder of the full term of the class of directors, in which the new directorship was created or the vacancy occurred, and until such director’s successor shall have been duly elected and qualified, or until his or her death, resignation, retirement, disqualification, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

EIGHTH. Except as otherwise provided pursuant to provisions of the Certificate of Incorporation of the Corporation (including any Preferred Stock Designation) fixing the powers, privileges or rights of any class or series of stock other than the Common Stock in respect of action by written consent of the holders of such class or series of stock, after Merck & Co., Inc., a New Jersey corporation (“Merck”), ceases to be the sole stockholder of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Except as otherwise provided pursuant to provisions of the Certificate of Incorporation of the Corporation (including any Preferred Stock Designation) fixing the powers, privileges or rights of any class or series of stock other than the Common Stock, special meetings of stockholders of the Corporation of any class or series of capital stock for any purpose or purposes may be called only by the Chairman of the Board of Directors, the President, the Chief Executive Officer of the Corporation or a majority of the Board of Directors pursuant to a resolution stating the purpose or purposes thereof, and any power of stockholders to call a special meeting is specifically denied, and no business other than that stated in the notice shall be transacted at any special meeting.

NINTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. If the DGCL is amended after the effective date of this Certificate of Incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of a director with respect to events occurring prior to such amendment, modification or repeal.

TENTH. Certain Transactions With Merck & Co., Inc.

No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Corporation or any of its Affiliated Companies, on the one hand, and Merck, or any of its Affiliated Companies, on the other hand, before the Corporation ceased to be a wholly owned subsidiary of Merck shall be void or voidable or be considered to be unfair to the Corporation for the reason that Merck or any of its Affiliated Companies, are parties thereto, or because directors or officers of Merck or any of its Affiliated Companies were present at or participated in any meeting of the Board of Directors or committee thereof which authorized the contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. No such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) or the performance thereof by the Corporation or any of its Affiliated Companies shall be considered to be contrary to any fiduciary duty owed to the Corporation or to any stockholder of the Corporation by any director or officer of the Corporation or of any of its Affiliated Companies (including directors or officers of the Corporation or its Affiliated Companies who may have been directors or officers of Merck or any of its Affiliated Companies) and such directors and officers of the Corporation or any of its Affiliated Companies shall be deemed to have acted in good faith and in a manner such persons reasonably believe to be in or not opposed to the best interests of the Corporation and shall be deemed not to have breached their duties of loyalty to the Corporation or its stockholders, and not to have derived an improper personal benefit therefrom. No director, officer or employee of the Corporation or any of its Affiliated Companies shall have or be under any fiduciary duty to the Corporation to refrain from acting on behalf of the Corporation or any of its Affiliated Companies in respect of any such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) or to refrain from performing any such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) in accordance with its terms.

Any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article TENTH. The failure of any contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) between the Corporation or any of its Affiliated Companies, on the one hand, and Merck or any of its Affiliated Companies, on the other hand, to satisfy the requirements of this Article TENTH shall not, by itself, cause such contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) to constitute any breach of any fiduciary duty to the Corporation, or to any stockholder by any director, officer or employee of the Corporation.

For purposes of this Article TENTH, “Affiliated Company” shall mean in respect of Merck, any company which is controlled by Merck, controls Merck or is under common control with Merck (other than the Corporation and any company that is controlled by the Corporation), and in respect of the Corporation shall mean any company controlled by the Corporation.

In addition to any other affirmative vote or written consent required by applicable law, this Article TENTH may not be amended, modified or repealed except by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class. Notwithstanding the foregoing, the amendment or removal of this Article TENTH shall not terminate the effect of the provisions hereof with respect to any contract, agreement, arrangement or transaction (or the amendment, modification or termination thereof) between the Corporation or any of its Affiliated Companies, on the one hand, and Merck or any of its Affiliated Companies, on the other hand, that was entered into before the Corporation ceased to be a wholly owned subsidiary of Merck.

IN WITNESS WHEREOF, Medco Health Solutions, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be duly executed by an authorized officer of Medco Health Solutions, Inc. as of this 22nd day of May, 2008.

MEDCO HEALTH SOLUTIONS, INC.

By:
Name:
Title:

Annex 2

MEDCO HEALTH SOLUTIONS, INC.

AUDIT COMMITTEE CHARTER

This Audit Committee Charter is effective as of December 11, 2007.

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Medco Health Solutions, Inc. shall be comprised solely of independent directors, to serve at the pleasure of the Board.

The Chairperson of the Committee or, if not present, the senior outside Director present shall preside at all meetings of the Committee and provide an oral report to the Board on each meeting. The Company shall provide the Committee with adequate staff support and resources to discharge its responsibilities. The Committee may engage independent legal counsel and other advisors as the Committee deems advisable to carry out its responsibilities. The Company shall provide the Committee with full funding to engage the Company’s independent public accountants (the “Independent Auditor”) as well as to retain independent counsel and other advisors for the Committee.

The Committee shall hold a minimum of four meetings annually. The Committee shall meet privately with the members of the Company’s management, the Company’s internal auditors (the “Internal Auditor”) and the Independent Auditor at least semi-annually and whenever else the Committee deems advisable, in order to review whatever matters the Committee deems necessary. The Committee may form, and delegate authority to, subcommittees when appropriate, including, without limitation, the authority to pre-approve permitted audit-related and non-audit services.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor. The Committee shall ensure that the Independent Auditor is ultimately accountable to the Committee and the Board. The Committee’s performance shall be evaluated annually by the Board.

The Senior Vice President, General Counsel and Secretary of the Company is the Secretary of the Committee. The Chief Executive Officer of the Company will meet with the Committee as the Committee determines is appropriate. Minutes of each meeting will be kept and distributed to the entire Board.

MEMBERSHIP REQUIREMENTS

The Committee shall be comprised of at least three directors, each of whom is independent and “financially literate,” and at least one of whom is an “audit committee financial expert” with accounting or related financial management expertise, as such terms are defined in applicable New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) rules and regulations.

Committee members may not simultaneously serve on the audit committee of more than three public companies, including the Company, unless the Board determines that such simultaneous service does not impair efficacy of Board service, in which case, the Company shall disclose such determination in its annual proxy statement.

PURPOSE

The Committee’s primary duties and responsibilities are to assist the Board with respect to:

•	The adequacy and integrity of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements and reports to the public.

•	The Company’s compliance with legal and regulatory requirements.

•	The independence, qualifications and performance of the Internal Auditor and the Independent Auditor.

DUTIES AND RESPONSIBILITIES

General Principles as to Independent Auditor

1.	Appoint, evaluate, and retain (subject to ratification by the stockholders) the Company’s Independent Auditors. The Committee shall have the sole authority to approve all audit engagement fees and terms. Maintain direct responsibility for termination, compensation and oversight of the Company’s Independent Auditors (including the resolution of disagreements between management and the Independent Auditors regarding financial reporting). The Company’s Independent Auditors shall report directly to the Committee.

2.	Pre-approve all audit services and audit-related services (including the provision of comfort letters in connection with securities underwritings) and non-audit services provided to the Company by the Independent Auditor, in each case as required by and to the extent permitted under current laws and regulations. Alternatively, establish policies and procedures for the pre-approval of services provided by the Independent Auditor in a manner that complies with current laws and regulations. The Committee may delegate pre-approval authority to one or more members of the Committee. Any actions taken by such delegate shall be reported to the Committee at the next meeting following such action.

3.	The Committee shall be responsible for overseeing the compliance by the Company and the Independent Auditor with the requirements imposed by the Public Company Accounting Oversight Board (the “Oversight Board”). The Company should request and receive assurances from the Independent Auditor that it has complied with the Securities Exchange Act of 1934, the rules and policies of the Oversight Board and all other applicable rules.

4.	The Committee shall require the Independent Auditor to rotate the lead partner at least every five years.

5.	Review at least annually a written report of the Independent Auditor describing the auditing firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (to assess the Independent Auditor’s independence) all relationships between the Independent Auditor and the Company, including the provision of non-audit services, if any. After reviewing the foregoing report and the Independent Auditor’s work, the Committee shall evaluate the Independent Auditor’s qualifications, performance and independence, including a review and evaluation of the lead partner of the Independent Auditor. The Committee shall present its conclusions with respect to the Independent Auditor to the Board.

6.	Receive and review any other reports from the Independent Auditor that are required under Generally Accepted Auditing Standards, other standards governing the Independent Auditor or by the current laws or regulations.

7.	Review with the Independent Auditor any audit issues, problems or difficulties and management’s response, including any restrictions on the scope of the Independent Auditor’s activities or on access to requested information, any significant disagreements with management, any accounting adjustments that were noted or proposed by the Independent Auditor but were passed as immaterial or otherwise, any communications between the Independent Auditor and the Independent Auditor’s national office with respect to auditing or accounting issues presented by the engagement team, and any material written communication between the independent public accounting firm and the Company, such as any management letter, internal control letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent public accounting firm to the Company. The Committee should discuss with the Independent Auditor whether there are any accounting or disclosure issues not resolved to the satisfaction of the Independent Auditor.

8.	Set clear policies for the Company’s hiring of employees or former employees of the Independent Auditor.

Financial Reporting and Disclosure

9.	Review the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, and discuss with management and the Independent Auditor. The Committee shall recommend to the Board of Directors whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

10.	Discuss with management the type and presentation of information to be included in earnings press releases and financial information and earnings guidance provided to analysts and rating agencies. Review for compliance with regulations governing the use of pro forma information and non-Generally Accepted Accounting Principles financial measures and related disclosure requirements.

11.	The Committee must review financial statements and disclosure items, including without limitation:

(i) all of the Company’s critical accounting policies and practices;

(ii) major issues regarding accounting principles, financial statement presentations, including any significant changes in the company’s selection or application of accounting principles;

(iii) analyses prepared by management and/or the Independent Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative treatments of financial information within Generally Accepted Accounting Principles;

(iv) the effect of regulatory and accounting initiatives on the financial statements of the Company;

(v) liquidity;

(vi) special purpose entities and off-balance sheet transactions;

(vii) related party transactions;

(viii) the nature of any material correcting adjustments identified by the Independent Auditor; and

(ix) the methods used to account for significant unusual transactions.

Audits/Internal Controls

12.	The Committee shall review the proposed audit plans of the Internal Auditor for the coming year and the coordination of such plans with the Independent Auditor and shall review and discuss with management the results of such audits. The Committee shall also review and approve proposals to outsource any internal audit activities.

13.	The Committee shall discuss with management, the Independent Auditor and the Internal Auditor:

a. The adequacy of the Company’s internal accounting controls and the financial reporting process.

b. The status of internal control recommendations made by the Independent Auditor and the Internal Auditor.

c. The certifications of the Company’s annual and quarterly financial statements required to be made by the Company’s CEO and CFO and the procedures performed to support those certifications.

d. The Company’s report on internal control over financial reporting and the Independent Auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

14.	The Committee shall review and concur in the appointment, replacement, reassignment, or dismissal of the Internal Auditor and provide input to the Chief Financial Officer as part of the performance evaluation of the Internal Auditor.

Compliance Oversight

15.	The Committee shall have oversight responsibilities for the Medco Corporate Compliance and Ethics Program, together with the Corporate Compliance Committee and the Corporate Compliance Officer:

a. Ensure that the Company maintains an effective compliance and ethics program. The Committee shall approve amendments to the Medco Corporate Compliance and Ethics Program Charter and shall periodically receive updates from the Company’s Chief Compliance Officer and other relevant personnel regarding progress in this area.

b. Appoint the Corporate Compliance Committee which shall, at a minimum, include the Corporate Compliance Officer and other members of senior management, including senior executives of client and account services, human resources, audit, operations, medical affairs or professional practices, finance and legal.

c. Review and concur in the appointment, replacement, reassignment, or dismissal of the Corporate Compliance Officer and provide input to appropriate senior management as part of the performance evaluation of the Corporate Compliance Officer.

16.	Discuss policies with respect to risk assessment and risk management, including guidelines and policies governing the process by which risk assessment and risk management are undertaken, the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Internal Auditor must provide management and the Committee with ongoing assessments of the Company’s risk management processes and system of internal control.

17.	Review any significant issues concerning litigation and contingencies, regulatory matters, or claims that may have a material effect on the Company’s financial statements and operations, with management, the Internal Auditor, counsel and the Independent Auditor.

18.	Review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct and ethical business practices as required in the policies of the Company, and report on the same to the Board. Investigate any other matter brought to the Committee’s attention within the scope of its duties.

19.	Establish procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters.

Other

20.	Review and reassess the adequacy of the Committee charter annually and make changes as appropriate.

21.	Review and evaluate the performance of the Committee and its members annually.

22.	Prepare the Audit Committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

23.	The Committee shall review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s Independent Auditor, or the performance of the Internal Auditor.

QUORUM

For the transaction of business at any meeting of the Committee, a majority of the members of the Committee shall constitute a quorum.

Annex 3

MEDCO HEALTH SOLUTIONS, INC.

COMPENSATION COMMITTEE CHARTER

This Compensation Committee Charter is effective as of December 11, 2007.

The Compensation Committee (the “Committee”) shall be comprised solely of independent directors, to serve at the pleasure of the Board.

The Chairperson of the Committee or, if not present, another director present, shall preside at all meetings of the Committee.

The Senior Vice President, Human Resources of the Company is Secretary of the Committee. The Chief Executive Officer shall meet with the Committee as appropriate.

PURPOSES, DUTIES AND RESPONSIBILITIES

Purposes

The purposes of the Compensation Committee of the Board are (a) to assist the Board in establishing and maintaining compensation and benefits policies and practices that support the successful recruitment, development and retention of talent in order to achieve the Company’s business objectives and optimize long-term financial returns; (b) to assist the Board in discharging its responsibilities for compensating the Company’s executives and directors; (c) to assist the Board in establishing a management succession plan and (d) to produce a compensation committee report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable federal securities laws, rules and regulations and the applicable rules of the New York Stock Exchange (collectively, the “Applicable Rules”).

Duties and Responsibilities

The Committee shall:

1. Review, determine and approve, as appropriate, corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and, together with the other independent members of the Board, determine and approve, as appropriate, the Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of Chief Executive Officer compensation, the Committee shall consider the Company’s performance and relative shareholder return, the value of similar incentive awards to Chief Executive Officer’s at comparable companies, and the awards given to the Chief Executive Officer in past years.

2. Annually review and make recommendations to the Board with respect to the annual base salary level, the annual incentive opportunity level and the long-term incentive opportunity level of all executive officers and oversee the reviews of the performance of executive officers to ensure that it is consistent with the short term and long range goals of the Company.

3. Review broad based employee compensation programs.

4. Review individuals eligible for, and the number, kind and terms of stock options or other incentive or equity based awards, and, make recommendations to the Board with respect to such awards. Review and make recommendations to the Board with respect to the delegation of the authority to make incentive plan awards to non-executive officers.

5. Review and make recommendations to the Board with respect to the methodology and implementation of an annual incentive bonus program including the appropriateness of deferring compensation and the design of a deferred compensation plan. Factors to be considered include the financial and strategic performance of the Company versus objectives, individual performance and comparative industry compensation information.

6. Review and make recommendations to the Board with respect to the adoption of, or proposed changes to, employee benefit and compensation plans and programs such as employee fringe benefits, health and welfare plans, pension, 401(k) and other retirement plans, and severance, bonus and deferred compensation plans.

7. In accordance with Applicable Rules, produce a compensation committee report for inclusion in the Company’s annual proxy statement. Assist the Board with its review of the Company’s Compensation Discussion and Analysis for inclusion in the Company’s annual proxy statement and annual report on Form 10-K.

8. Review and advise the Board regarding the Company’s talent management program, including CEO and other senior executive succession plans, and make recommendations to the Board with respect to the election of executive officers. Conduct interviews with departing executives as appropriate.

9. Review the results of the Company’s Affirmative Action Plans and employee opinion surveys.

10. At the request of management, make itself available for consultation with senior management on matters relating to compensation and organization. The Committee shall have the authority to consult with and advise senior executive officers on major policies affecting employee relations.

11. Evaluate Committee performance and the adequacy of this charter no less frequently than annually, and make recommendations to the Board with respect to any appropriate changes to the charter. The Committee shall have the authority to approve the publication of this charter in accordance with the Applicable Rules.

12. Report regularly to the Board on the Committee’s activities and inform the Board promptly of any issues or concerns.

13. Review reports from the Company’s auditors that address corporate compliance with respect to compensation, incentive, severance, and other benefit programs. Review reports regarding compliance with the Company’s insider trading policies and procedures, whether produced internally or by the Company’s auditors or outside counsel.

14. Have the authority to form and delegate authority and responsibilities to subcommittees when appropriate. The Committee shall periodically review any such delegations and may revoke any such delegations at any time.

15. Have the authority to establish other rules and operating procedures in order to fulfill its obligations under this charter and Applicable Rules. The Committee shall perform such other duties and responsibilities as may be assigned to it, from time to time, by the Board or as may be required by the Applicable Rules or other applicable laws, rules or regulations. If action is required by Applicable Rules or other applicable laws to be taken solely by independent or non-employee directors (such as, for example, Section 162(m) of the Internal Revenue Code and Section 16 of the Securities Exchange Act of 1934), the Committee’s recommendations shall be directed to the independent members of the Board.

16. Have sole authority for the engagement and termination of compensation consultants used to assist in the evaluation of Chief Executive Officer, senior executive and/or Board of Director compensation and sole authority to approve engagement fees and terms.

17. The Committee shall review and make recommendations to the Board with respect to the compensation of the Board of Directors.

MEMBER QUALIFICATIONS; APPOINTMENT AND REMOVAL

The Committee shall consist of at least three directors, all of whom shall be independent directors of the Company. The Committee’s membership shall satisfy the listing standards of the New York Stock Exchange relating to compensation committee membership, and such other requirements as the Board shall determine. Members must have an understanding of and interest in compensation and benefits issues relevant to the Company’s workforce, derived from substantial management responsibility or relevant training or education.

Members shall be appointed to the Committee by a vote of a majority of the Board on the recommendation of the Corporate Governance and Nominating Committee. Members shall serve on the Committee for such period as the Board may determine, and may be removed from the Committee at any time upon the vote of a majority of the Board. The Chairperson shall be appointed by a vote of the majority of the Board.

QUORUM; MEETING FREQUENCY

For the transaction of business at any meeting of the Committee, a majority of the members shall constitute a quorum.

The Committee shall meet as often as may be necessary or appropriate, but no fewer than four times annually. Meetings may be called by the Chairperson of the Committee or upon the vote of a majority of the Board. Committee members may attend meetings in person, by conference call or through other means by which each member may hear and be heard by each other member, and the Committee may also act by unanimous written consent. The Committee shall keep a record of its actions and proceedings and make a report thereof from time to time to the Board.

Annex 4

MEDCO HEALTH SOLUTIONS, INC.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

This Corporate Governance and Nominating Committee Charter is effective as of December 11, 2007.

The Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Medco Health Solutions, Inc. shall be comprised solely of independent directors, to serve at the pleasure of the Board.

The Chairperson of the Committee or, if not present, the senior independent director present, shall preside at all meetings of the Committee and provide an oral report to the Board on each meeting.

The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this Charter, but at least twice each fiscal year of the Company. Meetings may be called by the Chairperson of the Committee or upon the vote of a majority of the Board. Committee members may attend meetings in person, by conference call or through other means by which each member may hear and be heard by each other member, and the Committee may also act by written consent. At the discretion of the Committee, other members of the Board and any officer or employee of the Company may be invited to attend and participate in meetings of the Committee.

The Senior Vice President, General Counsel and Secretary of the Company is the Secretary of the Committee. The Chief Executive Officer will meet with the Committee as appropriate. Minutes of each meeting will be kept and distributed to the entire Board.

MEMBERSHIP REQUIREMENTS

Membership shall be limited to the independent directors of the Company. Members must have an understanding of and interest in corporate governance and corporate board issues, derived from membership on boards of public companies or relevant training, experience or education.

PURPOSES, GOALS AND RESPONSIBILITIES

PURPOSES

The purpose of the Corporate Governance and Nominating Committee (the “Committee”) is to:

•	identify and screen individuals qualified for nomination to the Board;

•

recommend to the Board director nominees for election at each meeting of stockholders at which directors are to be elected and recommend to the Board individuals to fill any vacancies on the Board that arise between such meetings;

•	recommend to the Board directors for appointment to each committee of the Board;

•	monitor significant developments in the regulation and practice of corporate governance and of the duties and responsibilities of each director;

•	evaluate and administer the corporate governance principles and guidelines of the Company and recommend changes to the Board;

•	review the Company’s governance structure; and

•	lead the Board in its annual review of the Board’s performance.

GOALS AND RESPONSIBILITIES

The Committee shall perform each of the specific duties enumerated below.

Board and Committee Nominees

1.	The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have the sole authority to approve the search firm’s fees and other retention terms. The Committee shall also have the authority to obtain advice and assistance from internal and external legal, accounting or other advisors in connection with the performance of its duties and responsibilities, the cost of which shall be borne by the Company.

2.	The Committee shall establish criteria for Board membership, consistent with all applicable laws and regulations, and shall identify and screen candidates for nomination to the Board.

3.	The Committee shall recommend to the Board, based on relevant criteria, director nominees for election at each meeting of stockholders at which directors are to be elected and recommend to the Board individuals to fill any vacancies on the Board that arise between such meetings.

4.	The Committee shall conduct an annual independence review of each Board member. The Committee shall conduct an independence review for each candidate for nomination to the Board.

5.	The Committee shall establish criteria for membership, consistent with all applicable laws and regulations, on each committee of the Board and recommend to the Board directors for appointment to such committees.

Corporate Governance Matters

1.	The Committee shall recommend to the Board a set of corporate governance principles applicable to the Company. The Committee shall, from time to time, as the Committee deems appropriate, but no less frequently than annually, review and assess the adequacy of the Company’s corporate governance principles and recommend to the Board for approval any changes that the Committee considers appropriate. The Committee shall make interpretations of the corporate governance principles as needed.

2.	The Committee shall be responsible for the identification of independent directors to serve as Lead Director of the Board and recommend his/her appointment to the full Board.

3.	The Committee shall review all direct or indirect transactions or proposed transactions which require review under the Company’s Related Person Transaction Policy.

4.	Monitor, with the assistance of the General Counsel, current developments in the regulation and practice of corporate governance, including NYSE listing standards and Securities and Exchange Commission regulations, and make recommendations to the Board on all matters of corporate governance and on any action to be taken by the Board or the Company.

5.	Monitor the process whereby shareholders may communicate with the Board and assess, and recommend action on, any matters that may be raised in such communications.

6.	Review the governance structure of the Company, including, among other items, provisions of its charter and by-laws affecting governance, other arrangements containing provisions that become operative in the event of a change in control of the Company, governance practices and the composition of the Company’s shareholder base.

Board Evaluations

1.	The Committee shall prepare an assessment of the Board and each committee of the Board and report annually to the full Board. The assessment shall generally include annual performance objectives for the Board, the contributions to the Company of the Board and each committee, whether the Board and each committee has complied with the Company’s corporate governance principles, and the areas in which the Board and its committees could improve their functioning.

2.	At least annually, the Committee shall review with the Board the background and qualifications of the Board members, as well as an assessment of the Board’s composition and size in light of the Board’s needs and objectives.

Other

1.	The Committee shall report to the Board on a regular basis regarding matters that it oversees and inform the Board promptly of any issues or concerns.

2.	The Committee shall have the authority to form, and delegate authority to, subcommittees when appropriate and to establish other rules and operating procedures in order to fulfill its obligations under this Charter and applicable law and regulations.

3.	At least annually, the Committee shall evaluate its own performance, review this Charter, and make recommendations to the Board for any proposed changes.

4.	The Committee shall report to the Board from time to time on the status of any significant legal proceedings or governmental investigations.

5.	The Committee shall take such further actions or provide such further advice as the full Board of Directors may from time to time delegate to the Committee.

QUORUM

For the transaction of business at any meeting of the Committee, a majority of the members shall constitute a quorum.

Annex 5

Medco Health Solutions, Inc.

Corporate Governance Guidelines

I. Introduction

The Board of Directors of Medco Health Solutions, Inc. (the “Company”), acting on the recommendation of its Corporate Governance and Nominating Committee, has developed and adopted a set of corporate governance principles (the “Guidelines”) to promote the functioning of the Board and its committees and to set forth a common set of expectations as to how the Board should perform its functions.

II. Board Composition

The composition of the Board should balance the following goals:

•	The size of the Board should facilitate substantive discussions of the whole Board in which each director can participate meaningfully;

•	The composition of the Board should encompass a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business;

•

At least 75% of the Board shall consist of directors who the Board has determined have no material relationship with the Company and who are otherwise determined to be “independent directors” as defined below.

For purposes of these Guidelines, the term “independent director” means a director who satisfies the criteria for independence established by the New York Stock Exchange, under law or under any rule or regulation of a regulatory body or self-regulatory body applicable to the Company.

III. Selection of Chairman of the Board; Chief Executive Officer; Lead Director

The Board is free to select its Chairman and the Company’s Chief Executive Officer in the manner it considers in the best interests of the Company at any given point in time. These positions may be filled by one individual or by two different individuals.

The Board shall also designate a Lead Director who shall be either (1) an independent director who is serving as non-executive Chairman of the Board or (2) another independent director selected by the independent directors in consultation with the Chairman. The Lead Director shall set the agenda for and preside over an executive session to be held in conjunction with each regular meeting of the Board and at such other times as the Lead Director shall determine. The Lead Director shall, among other duties determined by the Board, confer regularly with the Company’s Chief Executive Officer, communicate feedback from the Board regarding the performance of the Chief Executive Officer, assist the Chief Executive Officer with issues that concern the Board and be well-informed about the senior management of the Company and the plans for their succession. In the absence of another immediate successor acceptable to the Board, the Lead Director may, if requested by the Board, function as interim CEO in the event of an emergency or the unexpected departure or disability of the Chief Executive Officer. Notwithstanding the foregoing, the Board may elect to dispense with the title of “Lead Director” in the event an independent director is serving as non-executive Chairman of the Board.

IV. Selection of Directors

Nominations. The Board is responsible for selecting the nominees for election to the Company’s Board of Directors. The Company’s Corporate Governance and Nominating Committee is responsible for recommending to the Board a slate of directors or one or more nominees to fill vacancies occurring between annual meetings of stockholders.

Criteria. The Board should, based on the recommendation of the Corporate Governance and Nominating Committee, select new nominees for the position of independent director considering the following criteria:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•

The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•	Diversity of viewpoints, background, experience and other demographics.

Invitation. The invitation to join the Board should be extended by the Board itself via the Chairman of the Board and CEO of the Company, together with an independent director, when deemed appropriate.

Orientation and Continuing Education. Management, working with the Board, will provide an orientation process for new directors, including background material on the Company, its business plan and its risk profile, and meetings with senior management. Periodically, management should prepare additional educational sessions for directors on matters relevant to the Company, its business plan and risk profile. In addition, the Company encourages Directors to attend from time to time, at the Company’s expense, third party director education programs and symposia that address current developments in corporate governance, accounting, finance and other disciplines relevant to members of public company boards.

V. Voting for Directors

A director who fails to receive the number of votes required for election or re-election in accordance with Article II, Section 2.8 of the Company’s By-laws shall tender an irrevocable offer of resignation promptly to the Board. A recommendation on whether to accept that resignation shall be made to the full Board by the Corporate Governance and Nominating Committee or, if a majority of such committee did not receive the required number of votes for election or re-election, a majority of the independent directors sitting as a special committee appointed by the Board for this purpose (“Special Nominating Committee”). The Board will act on any resignation offer thus tendered, considering any and all factors it deems relevant (including but not limited to the recommendation of the Corporate Governance and Nominating Committee or the Special Nominating Committee, as the case might be), and publicly disclose its decision and the reasons therefor within 90 days from the date of the certification of the election results. The director whose resignation is under consideration shall abstain from participating in any committee or Board decision regarding his or her resignation, but otherwise will continue to serve during this 90-day period.

Notwithstanding the foregoing, if acceptance by the Board of any pending offer(s) of resignation would result in the Company having fewer than a majority of the directors who were in office before the election, the Board may extend the 90-day period for an additional 90 days upon determining that such an extension is in the best interests of the Company and its stockholders.

The Board shall nominate for election or re-election only those candidates who agree to tender, promptly following each such candidate’s failure to receive the required vote for election or re-election at the next meeting at which such candidate would face election or re-election, an irrevocable offer to resign that will be effective upon Board acceptance. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this section of the Guidelines.

VI. Election Term

The Board does not believe it should establish term limits.

VII. Retirement of Directors

The Board does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that it should establish a mandatory retirement age. The Board self-evaluation process described below is an important determinant of continuing board tenure.

VIII. Change in Director Occupation

When a Director’s principal occupation or business association changes substantially during his or her tenure as a Director, that Director shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall review the director’s continuation on the Board in light of all circumstances and recommend to the Board whether the Board should accept such proposed resignation or request that the director continue to serve on the Board.

IX. Board Meetings

The Board currently plans at least five meetings each year, with further meetings to occur (or action to be taken by unanimous consent) at the discretion of the Board. The meetings will usually consist of committee meetings and the Board meeting.

The agenda for each Board meeting will be prepared by the Office of the Corporate Secretary. Management will seek to provide to all directors an agenda and appropriate materials in advance of meetings, although the Board recognizes that this will not always be consistent with the timing of transactions and the operations of the business and that in certain cases it may not be possible.

Materials presented to the Board or its committees should be as concise as possible, while still providing the desired information needed for the directors to make an informed judgment.

X. Executive Sessions

To ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors will meet in executive sessions periodically, with no members of management present.

XI. The Committees of the Board

The Company shall have at least the committees required by the rules of the New York Stock Exchange, Inc. Currently, these are the Audit Committee, the Compensation Committee and a nominating/corporate governance committee, which in our Company is called the Corporate Governance and Nominating Committee. Each of these three committees must have a written charter satisfying the rules of the New York Stock Exchange, Inc.

All directors, whether members of a committee or not, are invited to make suggestions to a committee chair for additions to the agenda of his or her committee or to request that an item from a committee agenda be considered by the Board. Each committee chair will give a periodic report of his or her committee’s activities to the Board.

Each of the Corporate Governance and Nominating Committee, the Audit Committee and the Compensation Committee shall be composed of at least three directors who the Board has determined have no material relationship with the Company and who are otherwise “independent” under the rules of the New York Stock Exchange, Inc. The required qualifications for the members of each committee shall be set out in the respective committees’ charters. A director may serve on more than one committee for which he or she qualifies.

XII. Management Succession

At least annually, the Board shall review and concur in a succession plan, developed by management, addressing the policies and principles for selecting a successor to the CEO, both in an emergency situation and in the ordinary course of business. The succession plan should include an assessment of the experience, performance, skills and planned career paths for possible successors to the CEO.

XIII. Related Party Transaction Approval Process

The directors shall adhere to the Company’s Related Person Transaction Policy. This obligation is in addition to the obligation of directors to comply with the conflict of interest provisions of the Code of Business Conduct and Ethics discussed below.

XIV. Executive Compensation

Evaluating and Approving Salary for the CEO. The Board, acting through the Compensation Committee, evaluates the performance of the CEO and the Company against the Company’s goals and objectives, and approves the compensation level of the CEO.

Evaluating and Approving the Compensation of Management. The Board, acting through the Compensation Committee, evaluates and approves the proposals for overall compensation policies applicable to executive officers.

XV. Board Compensation

The Board should conduct a review at least once every two years of the components and amount of Board compensation in relation to other similarly situated companies. Board compensation should be consistent with market practices but should not be set at a level that would call into question the Board’s objectivity.

XVI. Expectations of Directors

The business and affairs of the Company shall be managed by or under the direction of the Board in accordance with Delaware law. In performing their duties, the primary responsibility of the directors is to exercise their business judgment in the best interests of the Company. The Board has developed a number of specific expectations of directors to promote the discharge of this responsibility and the efficient conduct of the Board’s business.

Commitment and Attendance. All independent and management directors should make every effort to attend all meetings of the Board and meetings of committees of which they are members. Members may attend by telephone or video conference to mitigate conflicts, although in-person attendance at regularly scheduled meetings is strongly encouraged.

Participation in Meetings. Each director should be sufficiently familiar with the business of the Company, including its financial statements and capital structure, and the risks and competition it faces, to facilitate active and effective participation in the deliberations of the Board and of each committee on which he or she serves. Upon request, management will make appropriate personnel available to answer any questions a director may have about any aspect of the Company’s business. Directors should also review the materials provided by management and advisors in advance of the meetings of the Board and its committees and should arrive prepared to discuss the issues presented.

Loyalty and Ethics. In their roles as directors, all directors owe a duty of loyalty to the Company. This duty of loyalty mandates that the best interests of the Company take precedence over any interests possessed by a director.

The Company has adopted a Code of Business Conduct and Ethics, including a compliance program to enforce the Code. Certain portions of the Code deal with activities of directors, particularly with respect to transactions in the securities of the Company, potential conflicts of interest, the taking of corporate opportunities for personal use, and competing with the Company. Directors should be familiar with the Code’s provisions in these areas and should consult with the Company’s counsel in the event of any issues.

Other Directorships. The Company values the experience directors bring from other boards on which they serve, but recognizes that those boards may also present demands on a director’s time and availability and may present conflicts or legal issues. Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Company’s board. Directors who do not have full-time employment at any other company should not serve on more than five boards of public companies in addition to the Company’s board. Directors should obtain the consent of the Chair of the Corporate Governance and Nominating Committee and the CEO before accepting membership on other public company boards.

Contact with Management. All directors are invited to contact the CEO at any time to discuss any aspect of the Company’s business. Directors also have complete access to other members of management. The Board expects that there will be frequent opportunities for directors to meet with the CEO and other members of management in Board and committee meetings and in other formal or informal settings.

Further, the Board encourages management to, from time to time, bring managers into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement and substantial knowledge in those areas, and/or (b) are managers with future potential that the senior management believes should be given exposure to the Board.

Contact with Other Constituencies. It is important that the Company speak to employees and outside constituencies with a single voice, and that management serve as the primary spokesperson.

Confidentiality. The proceedings and deliberations of the Board and its committees are confidential. Each director shall maintain the confidentiality of information received in connection with his or her service as a director.

XVII. Evaluating Board Performance

The Board, acting through the Corporate Governance and Nominating Committee, should conduct a self-evaluation at least annually to determine whether it is functioning effectively. The Corporate Governance and Nominating Committee should periodically consider the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively.

Each committee of the Board should conduct a self-evaluation at least annually and report the results to the Board, acting through the Corporate Governance and Nominating Committee. Each committee’s evaluation must compare the performance of the committee with the requirements of its written charter, if any.

XVIII. Reliance on Management and Outside Advice

In performing its functions, the Board is entitled to rely on the advice, reports and opinions of management, counsel, accountants, auditors and other expert advisors. The Board shall have the authority to retain and approve the fees and retention terms of its outside advisors.

Revised January 30, 2008

MEDCO HEALTH SOLUTIONS, INC.

100 PARSONS POND DRIVE

INVESTOR RELATIONS/F3-3

FRANKLIN LAKES, NJ 07417

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET/TELEPHONE

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 21, 2008. Have your Proxy Card handy when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Medco Health Solutions, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 21, 2008. Have your proxy card handy when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Medco Health Solutions, Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:......	MEDCO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MEDCO HEALTH SOLUTIONS, INC.

	For	Against	Abstain
The Board of Directors recommends a vote FOR each of these nominees:

1. Election of Directors

(01) John L. Cassis	☐	☐	☐
(02) Michael Goldstein	☐	☐	☐
(03) Blenda J. Wilson	☐	☐	☐

The Board of Directors recommends a vote FOR proposals 2 and 3:

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the 2008 fiscal year	☐	☐	☐

3. Approval of proposed amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 1,000,000,000 shares to 2,000,000,000 shares

	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposal 4:

4. Shareholder proposal regarding executive compensation	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated:			☐
	Yes	No
Please indicate if you plan to attend the annual meeting:	☐	☐

Unless voting by telephone or the Internet, please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners, if applicable)	Date

ADMISSION TICKET
Annual Meeting of Shareholders Thursday, May 22, 2008, 9:00 a.m. Woodcliff Lake Hilton 200 Tice Boulevard Woodcliff Lake, New Jersey 07677

HILTON WOODCLIFF LAKE is reached via the Garden State Parkway, Exit 171 from the northbound lanes. From Exit ramp, turn left onto Glen Road. Turn right onto Chestnut Ridge Road and travel  1/2 mile. Take 2nd left onto Tice Blvd. The hotel is 500 yards on your left. Use The Amphitheater Entrance.

FROM NEW JERSEY & SOUTH: Take Garden State Parkway North to Exit 171 and follow directions above.

FROM NEW JERSEY & NORTH, ROUTE 287: Take Route 287 North to Route 17 South (Mahwah). Follow Route 17 South to Woodcliff Lake - Saddle River exit (approx. 6 miles) onto East Allendale Avenue and follow to the end. Turn left onto Chestnut Ridge Road and follow to light at Tice’s Corner. Turn left and go to end. Turn left onto Tice Blvd. The hotel is 200 yards on left.

FROM NEWARK AIRPORT: Take Route 78 West to Garden State Parkway North. Follow directions for leaving Parkway at Exit 171.

FROM NEW YORK CITY: Take George Washington Bridge to New Jersey. Follow Route 80 to Saddle Brook Exit and onto Garden State Parkway North. Follow directions for leaving Parkway at Exit 171.

FROM LA GUARDIA AIRPORT: Take Grand Central Parkway to Tri-Borough Bridge to Major Deegan Expressway to Interstate 95 West and over George Washington Bridge. Follow directions from New York City.

FROM KENNEDY AIRPORT: Leave airport via Van Wyck Expressway to Grand Central Parkway. Follow directions from LaGuardia Airport.

FROM UPSTATE NEW YORK: Leave New York State Thruway at Exit 14A onto Garden State Pkwy Extension. Take first Exit - School House Road. From Exit ramp turn left onto School House Road, turn right at light onto Summit Avenue. Turn left onto Chestnut Ridge Road. Travel 1 1/2 miles and take right onto Tice Blvd. The hotel is 500 yards on left.

FROM NEW ENGLAND AND WESTCHESTER AREA: Via Connecticut Turnpike (I-95) or Westchester Expressway (I-287), cross the Hudson River via the Tappan Zee Bridge. Proceed along N.Y. State Thruway to Exit 14A. Follow directions from Upstate N.Y.

This ticket, along with a form of personal identification, will admit the named Shareholder(s).

Cameras, tape recorders and other video recording equipment are not permitted in the meeting.

This Proxy is Solicited on Behalf of the Board of Directors of

Medco Health Solutions, Inc.

    The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held May 22, 2008 and the Proxy Statement and appoints David B. Snow, Jr., and Thomas M. Moriarty, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Medco Health Solutions, Inc. (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at the Woodcliff Lake Hilton, 200 Tice Boulevard, Woodcliff Lake, New Jersey 07677 on Thursday, May 22, 2008 at 9:00 a.m. (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The Proxies are authorized in their discretion to vote upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this Proxy will be voted in accordance with the recommendations of the Board of Directors.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued on the reverse side.